Exhibit 2.1
_____________________________________________________________________________

Agreement and Plan of Merger

Among

Novume Solutions, Inc.,

Global Technical Services Merger Sub Inc.,

Global Contract Professionals Merger Sub Inc.,

Global Technical Services Inc.,

Global Contract Professionals Inc.,

and

Paul Milligan

September 21, 2017

_____________________________________________________________________________

TABLE OF CONTENTS

Page
AGREEMENT AND PLAN OF MERGER		1
RECITALS		1
ARTICLE I CERTAIN DEFINITIONS		2
ARTICLE II THE MERGERS		13
2.1	Conversion/Cancellation of GTS Capital Stock and GTS Merger Sub Capital Stock	13
2.2	Conversion/Cancellation of GCP Capital Stock and GCP Merger Sub Capital Stock	14
2.3	Adjustments	14
2.4	Allocation of Merger Consideration	14
2.5	Repaid Indebtedness and Other Obligations	14
2.6	The Closing	15
2.7	Effects of the Mergers. At and upon the Effective Time	15
2.8	Surrender of Certificates; Payment of Merger Consideration	16
2.9	Tax Withholding	16
2.1	Tax Consequences	16
2.11	Legends; Stop-Transfer Notices; Removal	17
2.12	Further Assurances	17
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		17
3.1	Organization and Good Standing	18
3.2	Subsidiaries	18
3.3	Power, Authorization and Validity	18
3.4	Capitalization of the Companies	19
3.5	Consents; Conflict	20
3.6	Litigation	20
3.7	Taxes	21
3.8	Financial Statements; Books and Records	23
3.9	Title to Properties	24
3.1	Absence of Certain Changes	24
3.11	Contracts, Agreements, Arrangements, Commitments and Undertakings	26
3.12	No Default; No Restrictions	28
3.13	Intellectual Property	29
3.14	Compliance with Laws	35
3.15	Certain Transactions and Agreements	36
3.16	Employees, ERISA and Other Compliance	36
3.17	Merger Expenses	41
3.18	Insurance	41
3.19	Environmental Matters	41
3.2	Customers and Suppliers	42
3.21	Accounts Receivable	43
3.22	Inventory	43
3.23	Bank Account	43
3.24	Board Approval	43
3.25	Indebtedness.	44
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		44
4.1	Organization and Good Standing	44
4.2	Power, Authorization and Validity	44
4.3	No Conflict	45
4.4	Interim Operations of Merger Sub	45
4.5	Stockholders Consent	46
4.6	Financial Capacity	46
4.7	Merger Consideration	46
4.8	Litigation	46
4.9	Reorganization	46
4.1	Capitalization of Parent	46
4.11	Board Approval	47
4.12	SEC Documents; Parent Financial Statements	47
4.13	No Undisclosed Statements	47
4.14	Subsidiaries	47
ARTICLE V COMAPNY COVENANTS		48
5.1	Advise of Changes	48
5.2	Maintenance of Business	48
5.3	Conduct of Business	49
5.4	Regulatory Approvals	51
5.5	Necessary Consents	51
5.6	Litigation	52
5.7	No Other Negotiations	52
5.8	Access to Information	53
5.9	Satisfaction of Conditions Precedent	53
5.1	Notices to Company Stockholder and Employees	53
ARTICLE VI PARENT COVENANTS		54
6.1	Advise of Changes	54
6.2	Regulatory Approvals	54
6.3	Satisfaction of Conditions Precedent	54
ARTICLE VII ADDITIONAL AGREEMENTS		55
7.1	Approval of the Company Stockholder	55
7.2	Employees	55
7.3	Tax Matters	55
7.4	Sale of Shares Pursuant to Regulation D	57
7.5	Blue Sky Laws	57
7.6	Payment of Company Indebtedness	57
7.7	Release of Guarantees	57
ARTICLE VIII CONDITIONS TO CLOSING OF MERGERS		58
8.1	Conditions to Each Party’s Obligation to Effect the Mergers	58
8.2	Additional Conditions to Obligations of Parent and Merger Subs	58
8.3	Additional Conditions to Obligations of the Companies	61
ARTICLE IX TERMINATION OF AGREEMENT		62
9.1	Termination by Mutual Consent	62
9.2	Unilateral Termination	62
9.3	Effect of Termination	63
ARTICLE X INDEMNIFICATION		63
10.1	Survival Periods	63
10.2	Indemnification by Company Stockholder	64
10.3	Limitations	65
10.4	Determination of the Closing Net Working Capital	66
10.5	Defense of Third Party Claims	68
10.6	Indemnification Claim Procedure	68
10.7	Exercise of Remedies Other Than by Parent	69
10.8	Certain Limitations	69
10.9	Parent Indemnification	70
ARTICLE XI MISCELLANEOUS		70
11.1	Governing Law	70
11.2	Assignment; Binding Upon Successors and Assigns	70
11.3	Severability	70
11.4	Counterparts	70
11.5	Other Remedies	71
11.6	Amendments and Waivers	71
11.7	Expenses	71
11.8	Attorneys’ Fees	71
11.9	Notices	71
11.1	Interpretation; Rules of Construction	72
11.11	Third Party Beneficiary Rights	73
11.12	Public Announcement	73
11.13	Entire Agreement	73
11.14	Waiver of Jury Trial	73

LIST OF EXHIBITS

Exhibit A-1	List of Key Employees
Exhibit A-2	List of Critical Employees
Exhibit B	Form of Investor Representation Statement
Exhibit C	Form of Promissory Note Payoff and Lien Release Letter
Exhibit D	Form of Certificate of Designation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 21, 2017 (the “Agreement Date”) by and among Novume Solutions, Inc., a Delaware corporation (“Parent”), Global Technical Services Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“GTS Merger Sub”), Global Contract Professionals Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“GCP Merger Sub”, and together with GTS Merger Sub, the “Merger Subs”), Global Technical Services Inc., a Texas corporation (“GTS”), Global Contract Professionals Inc., a Texas corporation (“GCP”), (“GTS” and “GCP” are each a “Company”, and together the “Companies”), and Paul Milligan as sole Stockholder of each Company (the “Company Stockholder”).

RECITALS

A.           The parties hereto intend that, subject to the terms and conditions hereinafter set forth, (i) GTS shall merge with GTS Merger Sub (the “GTS Merger”), with GTS to be the surviving corporation of the GTS Merger (the “GTS Surviving Corporation”), and (ii) GCP shall merge with GCP Merger Sub (the “GCP Merger”, and together with the GTS Merger, the “Mergers”), with GCP to be the surviving corporation of the GCP Merger (the “GCP Surviving Corporation”, and together with the GTS Surviving Corporation, the “Surviving Corporations”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware and the State of Texas.

B.           The Boards of Directors of Parent, GTS Merger Sub and GTS have determined that the GTS Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the GTS Merger. The Boards of Directors of Parent, GCP Merger Sub and GCP have determined that the GCP Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the GCP Merger.

C.           At the Closing, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the employees of the Companies under the heading “Key Employees” listed on Exhibit A-1 will execute and deliver to Parent an executed employment agreement (including the related Confidentiality and Assignment of Inventions Agreement) in form satisfactory to Parent (an “Employment Agreement”), which Employment Agreements shall become effective only upon the Effective Time (as defined in Article I).

D.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Holder (as defined below, including G&W and Company Stockholder) is executing and delivering to Parent an Investor Representation Statement, in substantially the form attached hereto as Exhibit B.

E.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, GTS shall cause G&W to provide Parent with the Promissory Note Payoff and Lien Release Letter, in substantially the form attached hereto as Exhibit C which shall provide for the cancellation of the Promissory Note in exchange for certain consideration provided by Parent, on behalf of GTS, to G&W at the Closing (as such terms are defined below).

F.           Parent, Merger Subs and the Companies desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and to prescribe various conditions to the Mergers.

G.           For United States federal income tax purposes, it is intended that the Mergers shall qualify as tax-free transactions pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“409A Plan” has the meaning set forth in Section 3.16(t).

“Accounting Arbitrator” has the meaning set forth in Section 10.4(c).

“Accounts Receivable” has the meaning set forth in Section 3.21.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreed Amount” has the meaning set forth in Section 10.6(c).

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Transaction” means (a) any acquisition or purchase of capital stock of either Company by any Person (other than as provided for or permitted by this Agreement), or any merger, consolidation, business combination or similar transaction involving either Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of either Company; or (c) any sale, lease, exchange, transfer, license or disposition to a third party of either Company Business.

“Ancillary Agreements” means the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

“Applicable Law” means, collectively, all foreign, federal, state, provincial, territorial, local or municipal laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means December 31, 2016.

“Books and Records” means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the assets of the applicable Company or its applicable Company Business, (b) all books, records, lists, ledgers, financial data, files, reports, Returns and related work papers and letters from accountants, budgets, pricing guidelines, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the assets of such Company or the applicable Company Business (including records and lists of customers, distributors, suppliers and personnel), computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, and (c) all telephone and fax numbers used in such Company Business, and in each case whether maintained as hard copy or stored in computer memory and whether owned by such Company or its Affiliates.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

“Certificate of Incorporation” means the Certificate of Incorporation of each Company (as amended), filed with the Secretary of State of the State of Texas.

“Certificate of Merger” means, as applicable, (a) the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law, and/or (b) the certificate of merger to be filed with the Office of the Secretary of State of the State of Texas at the time of Closing in such appropriate form as shall be required by Texas Law.

“Certificates” has the meaning set forth in Section 2.8.

“Claimed Amount” has the meaning set forth in Section 10.6(a).

“Closing” means the closing of the transactions necessary to consummate the Mergers.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as the parties hereto agree in writing.

“COBRA” has the meaning set forth in Section 3.16(l).

“Code” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of either Company by an officer or officers of such Company at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that either Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the applicable Company’s audited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Benefit Arrangements” has the meaning set forth in Section 3.16(d).

“Companies Business” means the business of the Companies (including their Subsidiaries) as presently conducted.

“Company Business” means the business as presently conducted of GTS or GCP, as applicable, and in each case including its applicable Subsidiaries.

“Company Capital Stock” means the Common Stock of GTS and/or the Common Stock of GCP, as applicable.

“Companies Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Companies to Parent on the Agreement Date listing any exceptions to the representations and warranties of the Companies herein as may be updated or modified from time to time (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates, unless it is reasonably apparent on its face that such information qualifies another representation and warranty of the Companies).

“Company Financial Statements” means, with respect to each Company, (a) such Company’s unaudited balance sheet dated July 31, 2017 and audited balance sheet dated December 31, 2016; and (b)  such Company’s unaudited statement of income and statement of cash flows for the seven month period ended July 31, 2017 and audited statement of income and statement of cash flows for the year ended December 31, 2016.

“Company Material Contract” means any Contract required to be listed on the Companies Disclosure Schedule pursuant to Section 3.11.

“Company Charter Documents” has the meaning set forth in Section 3.8(d).

“Company Indebtedness” means, without duplication, (a) all indebtedness of either Company for borrowed money, (b) all obligations of either Company evidenced by notes, bonds, debentures, letters of credit or similar instruments or pursuant to any guarantees, (c) all obligations payable by either Company under interest rate protection agreements, (d) all obligations of either Company for the deferred purchase price of property, assets or services, (e) all liabilities or obligations of either Company under leases that are classified or that are required to be classified as capitalized lease obligations in accordance with GAAP, (f) all obligations secured by Encumbrances (other than Company Permitted Encumbrances) on property, and (g) all interest (accrued or otherwise), premiums, penalties, and breakage fees on any of the foregoing.

“Company IP Rights” has the meaning set forth in Section 3.13(a).

“Company IP Rights Agreements” has the meaning set forth in Section 3.13(b).

“Company-Licensed IP Rights” has the meaning set forth in Section 3.13(a).

“Company-Owned IP Rights” has the meaning set forth in Section 3.13(a).

“Company Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on any Company Financial Statements); (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances securing the Companies’ obligations under any Liability disclosed on the Company Financial Statements; (f) Encumbrances securing the Companies’ obligations under the Promissory Note; (g) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (h) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; and (i)any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Companies Business.

“Company Product or Service” has the meaning set forth in Section 3.13(c).

“Company Representatives” has the meaning set forth in Section 5.7.

“Company Source Code” has the meaning set forth in Section 3.13(j).

“Company Stockholder” has the meaning set forth in the Preamble.

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Consideration Spreadsheet” has the meaning set forth in Section 2.4.

“Contested Amount” has the meaning set forth in Section 10.6(b).

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Critical Employees” has the meaning set forth in Section 7.2.

“Damages” includes any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, but does not include any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits) unless for amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

“Deductible” has the meaning set forth in Section 10.3(a).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disagreement Notice” has the meaning set forth in Section 10.4(b).

“Dispute Period” has the meaning set forth in Section 10.6(c).

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of either Company, whether in tangible or electronic form, whether owned by such Company or held by such Company under any licenses or sublicenses (or similar grants of rights).

“DOL” has the meaning set forth in Section 3.16(g).

“Effective Time” means the time of the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware and the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Texas (or such later time as may be mutually agreed in writing by the Company Stockholder and Parent and specified in the Certificates of Merger); provided that the Effective Time shall occur on the Closing Date.

“Employment Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“Entity Representatives” has the meaning set forth in the definition of “knowledge” in this Article I.

“Environmental Law” has the meaning set forth in Section 3.19(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Companies.

“Estimated Net Working Capital” has the meaning set forth in Section 8.2(i).

“Estimated Working Capital Statement” has the meaning set forth in Section 8.2(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Working Capital Statement” has the meaning set forth in Section 10.4(a).

“Fundamental Representations” means: the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization of the Companies) and Section 3.7 (Taxes).

“Fundamental Reps Indemnity Period” has the meaning set forth in Section 10.1.

“G&W” has the meaning set forth in Section 2.5(a).

“GAAP” means United States generally accepted accounting principles.

“GCP Common Stock” means the Common Stock, par value $0.01 per share, of GCP.

“GCP Merger Consideration” means such portion of the Merger Consideration equal to the product of the Merger Consideration multiplied by five percent (5%).

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Governmental Permits” has the meaning set forth in Section 3.14(b).

“GTS Common Stock” means the Common Stock, par value $0.1 per share, of GTS.

“GTS Merger Consideration” means such portion of the Merger Consideration equal to the product of the Merger Consideration multiplied by ninety-five percent (95%).

“Holdback Amount” means $200,000.

“Holdback Deduction” means such amount equal to ten percent (10%) of the difference between $10,618,224 and the Holdback Revenue Amount, but only to the extent that the Holdback Revenue Amount is less than $10,618,224.

“Holdback Period” means ten days after receipt by Company Stockholder from Parent of a written statement setting forth the aggregate revenue amounts actually collected by the Companies for the period of August 1, 2017 through December 31, 2017 (such aggregate amounts, the “Holdback Revenue Amount”).

“Holder” has the meaning set forth in the Section 2.11(b).

“Indemnitee” means the following Persons: Parent and its subsidiaries (including Merger Subs and, following the Effective Time, the Surviving Corporations) and their respective directors, officers and attorneys.

“Indemnity Period” has the meaning set forth in Section 10.1.

“Indemnifying Party” refers to the Company Stockholder.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including (a) patents, industrial design patents, patent applications, industrial design patent applications, patent rights, (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all common law rights and goodwill related to the foregoing, (c) Internet domain names, Internet and World Wide Web URLs or addresses, (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation, (e) franchises and licenses, (f) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), (g) software source code and object code, and (h) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Investor Representation Statement” has the meaning set forth in Section 7.4.

“IRS” has the meaning set forth in Section 3.7(b).

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of any executive officer of an entity (collectively, the “Entity Representatives”); provided, however, that in the case of either GTS or GCP, such Entity Representatives shall include, in each case, the Company Stockholder. Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Entity Representative has actual knowledge of the fact, circumstance or event or (b) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry of his direct reports. With respect to Intellectual Property, “knowledge” or its variants (i.e., “know,” “known”, etc.) does not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property rights clearance searches.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” or “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets) and liabilities, taken as a whole, Intellectual Property, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (a) the direct effect of actions by such entity taken at the direction or request of Parent pursuant to this Agreement, (b) changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (c) any change in any Applicable Law, or any interpretation thereof, (d) any change in GAAP or other accounting standards, (e) the announcement or expected completion of the transactions contemplated by this Agreement or (f) changes caused by acts of terrorism or war (whether or not declared), sabotage, natural disasters or other calamity, crisis or geopolitical event occurring after the date hereof, or (g) the failure, in and of itself, of such entity to meet any financial forecast, projection, estimate, prediction or models, whether internal to such entity or otherwise.

“Materials of Environmental Concern” has the meaning set forth in Section 3.19(b).

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” means the total consideration the Company Stockholder is entitled to receive in the aggregate in the Mergers, equal to (a) 300,000 shares of Parent Common Stock, (b) an amount of shares of Parent Preferred Stock equal to (i) 180,000 plus (ii) such number of shares of Parent Preferred Stock representing a value (per original issue price of $10 per share) equal to the difference between (x) $1,200,000 and (y) the product of (1) the average 5 trading day VWAP (as such term is defined in the Certificate of Designations attached as Exhibit D) of Common Stock prior to the Closing Date, multiplied by (2) 300,000, but only to the extent that “(y)” is a lower amount than “(x)”, and (c) $750,000 in cash.

“Merger Expenses” means the out-of-pocket costs and expenses incurred by any Company in connection with its applicable Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Securities” has the meaning set forth in the Section 2.11(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of each Merger Sub by an officer or officers of such Merger Sub at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that such Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Net Working Capital” means the sum of a Company’s cash and cash equivalents as of the Effective Time plus (i) accounts receivable and the inventory amount, and minus (ii) accrued payroll and sales commissions and other current expenses and accounts payable, but not including Tax and deferred revenue of such Company, the Repaid Indebtedness, the current portion of any Company Indebtedness and employee bonus payments. Such Company’s Net Working Capital shall be calculated using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

“Notice of Claim” has the meaning set forth in Section 10.6(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Stock” means Parent’s common stock, par value $0.0001 per share.

“Parent Disclosure Schedule” means such disclosure schedule dated as of the Agreement Date that Parent may provide to the Companies on the Agreement Date listing any exceptions to the representations and warranties of Parent and Merger Subs herein as may be updated or modified from time to time (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article IV to which it relates, unless it is reasonably apparent on its face that such information qualifies another representation and warranty of Parent and Merger Subs).

“Parent Financial Statements” has the meaning set forth in Section 4.12.

“Parent Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Financial Statements); (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances disclosed on the Parent Financial Statements; (f) Encumbrances securing the Parent’s and its Subsidiaries obligations under the credit facility disclosed in the Parent Financial Statements; (g) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (h) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or (i)  any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the business of Parent and its Subsidiaries.

“Parent Preferred Stock” means the Parent’s Series B Preferred Stock, par value $0.0001 per share, with the rights, powers and obligations set forth on the Certificate of Designations, substantially in the form attached hereto as Exhibit D.

“Parent Stock” means Parent Common Stock and/or Parent Preferred Stock.

“Permitted Transferees” means the partners, members, retired partners, retired members, stockholders, and Affiliates of a Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing persons, whom, collectively and together with the Holder, own less than 1% of the outstanding Parent Common Stock (including any series of Preferred Stock of Parent on an as converted basis).

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.3(a)(i).

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of or imposed on either Company for a Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iii) all Taxes imposed upon Company Stockholder arising from this transaction, and (iv) any and all Taxes of any Person (other than the Company) imposed on either Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Prohibited Payments” mean any offer, gift, payment, promise to pay or authorization to pay money or anything of value to or for the use or benefit of any government official (including employees and directors of government-owned companies and other state enterprises), political party, party official, candidate for public office or employee of a public international organization in an effort to win or retain business or secure any improper advantage, except that the term does not include any payment to a government official, political party, party official or political candidate that is expressly permitted under the written laws of the country involved, or any facilitating payment that is made solely to secure the provision of routine governmental services.

“Promissory Note” means that certain Promissory Note executed by GTS as of January 31, 2001 in the amount of $2,726,791, as amended on March 31, 2003, April 1, 2005 and August 1, 2013.

“Promissory Note Acknowledgment Letter” has the meaning set forth in Section 2.5(b).

“Public Software” has the meaning set forth in Section 3.13(q).

“Released Parties” has the meaning set forth in Section 10.3(i).

“Repaid Indebtedness” has the meaning set forth in Section 2.5(a).

“Resolution Period” has the meaning set forth in Section 10.4(c).

“Response Notice” has the meaning set forth in Section 10.6(c).

“Returns” has the meaning set forth in Section 3.7(a).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Section 409A” has the meaning set forth in Section 3.16(t).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Customer” has the meaning set forth in Section 3.20(a).

“Significant Supplier” has the meaning set forth in Section 3.20(b).

“Stockholder Approvals” has the meaning set forth in Section 3.4(d).

“Stockholder Indemnitees” has the meaning set forth in Section 10.9.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 7.3(a)(ii).

“Subsidiary” means a corporation or other business entity in which the Companies or Parent owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.8(d).

“Superior Proposal” has the meaning set forth in Section 5.7(a).

“Surviving Corporations” has the meaning set forth in the Recitals.

“Target Net Working Capital Amount” for GTS and for GCP will be equal to the Estimated Net Working Capital of each Company delivered in accordance with Section 8.2(i).

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, harmonized sales, capital, unemployed occupation, workers’ compensation, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including an escheat obligation, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Contest” has the meaning set forth in Section 7.3(d).

“Texas Law” means the Texas Business Organizations Code.

“WARN Act” has the meaning set forth in Section 3.16(p).

“Wells Fargo Credit Facility” means the secured Account Purchase Agreement with Wells Fargo Bank dated August 22, 2012.

ARTICLE II

The Mergers

2.1 Conversion/Cancellation of GTS Capital Stock and GTS Merger Sub Capital Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Mergers and without any action on the part of Parent, the Companies, the Merger Subs or Company Stockholder, the following shall occur:

(a) Conversion of GTS Common Stock. Each share of Common Stock of GTS issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished, and all shares of Common Stock of GTS shall be automatically converted into the right to receive the GTS Merger Consideration.

(b) Cancellation of Capital Stock of GTS Owned by GTS. At the Effective Time, each share of stock of GTS held by GTS immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion of GTS Merger Sub Common Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the GTS Merger and without any action on the part of Parent, the Companies, the Merger Subs or Company Stockholder, each share of GTS Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the GTS Surviving Corporation, and the shares of the GTS Surviving Corporation into which the shares of GTS Merger Sub Common Stock are so converted shall be the only shares of GTS Surviving Corporation that are issued and outstanding immediately after the Effective Time.

2.2 Conversion/Cancellation of GCP Capital Stock and GCP Merger Sub Capital Stock

(a) Conversion of GCP Common Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the GCP Merger and without any action on the part of Parent, the Companies, the Merger Subs or Company Stockholder, each share of Common Stock of GCP issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished, and all shares of Common Stock of GCP shall be automatically converted into the right to receive the GCP Merger Consideration.

(b) Conversion of GCP Merger Sub Common Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the GCP Merger and without any action on the part of Parent, the Companies, the Merger Subs or Company Stockholder, each share of GCP Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the GCP Surviving Corporation, and the shares of the GCP Surviving Corporation into which the shares of GCP Merger Sub Common Stock are so converted shall be the only shares of GCP Surviving Corporation that are issued and outstanding immediately after the Effective Time.

2.3 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to any Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.4 Allocation of Merger Consideration. At the Closing, the Companies shall deliver to Parent a spreadsheet setting forth the final calculation of the portions of the Merger Consideration that are payable to the Company Stockholder upon the consummation of the Mergers or the expiration of the Holdback Period pursuant to the terms of this Agreement, including Sections 2.1, 2.2 and 2.8 (the “Consideration Spreadsheet”). No fraction of a share of Parent Common Stock or Parent Preferred Stock shall be issued by virtue of any Merger.

2.5 Repaid Indebtedness and Other Obligations

(a) At the Closing, Parent, on behalf of GTS, shall pay and discharge in full the indebtedness of GTS pursuant to the Promissory Note (as amended by the Promissory Note Payoff and Lien Release Letter (as defined below)) by (i) wire transfer of immediately available funds to G & W Ventures, Inc., formally known as Global Group (“G&W”), an amount equal to $150,000 and (ii) transfer to G&W of 75,000 shares of Parent Common Stock received pursuant to the Mergers (the “Repaid Indebtedness”).

(b) In order to evidence the satisfaction of the Repaid Indebtedness upon the payment of the applicable amount and the transfer of equity pursuant to Section 2.5(a), effective at the Closing, GTS shall deliver to Parent documents in form reasonably satisfactory to Parent, from G&W evidencing (1) the discharge of all obligations constituting such Repaid Indebtedness and (2) the termination and release of all Encumbrances relating to the assets and properties of GTS or its Subsidiaries created pursuant to the Promissory Note, if any, or any guarantee and collateral agreements (including any security, pledge or fee agreement) pertaining to such Repaid Indebtedness (the “Promissory Note Acknowledgment Letter”), which Promissory Note Acknowledgment Letter will be in a form reasonably satisfactory to Parent and shall indicate that G&W has agreed to: (x) immediately terminate and release all Encumbrances and return all possessory collateral relating to the assets and properties of GTS or its Subsidiaries upon receipt of (i) the amounts of cash and (ii) the number of equity interests of Parent, in each case as indicated in such Promissory Note Acknowledgment Letter, (y) authorize GTS or its designee to file releases of Encumbrances should G&W fail to file such releases within ten (10) days after the date of the Promissory Note Payoff and Lien Release Letter, and (z) terminate all guarantees and collateral agreements (including any security, pledge or fee agreement) with regard to GTS and its Subsidiaries.

(c) Effective as of the Closing, the Companies shall obtain a release of any guarantees and Encumbrances on any assets of the Companies or any of their Subsidiaries, other than the Companies Permitted Encumbrances (not including the Encumbrances securing the Companies’ obligations under the Promissory Note which shall be released as provided for in Section 2.5(b)).

2.6 The Closing. Subject to termination of this Agreement as provided in Article IX, the Closing shall take place at the offices of Crowell & Moring LLP at 1001 Pennsylvania Avenue NW, Washington, DC 20004 on the Closing Date. Concurrently with the Closing or at such later date and time as may be agreed in writing by Company Stockholder and Parent, the applicable Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law, and the applicable Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Texas in accordance with Texas Law.

2.7 Effects of the Mergers. At and upon the Effective Time

(a) the separate existence of GTS Merger Sub shall cease and GTS Merger Sub shall be merged with and into GTS, and GTS shall be the GTS Surviving Corporation of the GTS Merger pursuant to the terms of this Agreement and the applicable Certificates of Merger;

(b) the separate existence of GCP Merger Sub shall cease and GCP Merger Sub shall be merged with and into GCP, and GCP shall be the GCP Surviving Corporation of the GCP Merger pursuant to the terms of this Agreement and the applicable Certificates of Merger;

(c) the Bylaws of each Merger Sub shall continue unchanged and be the Bylaws of each Surviving Corporation, as applicable; and

(d) the members of the Board of Directors of each Merger Sub immediately prior to the Effective Time shall continue unchanged as the members of the Board of Directors of each Surviving Corporation, as applicable, immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

2.8 Surrender of Certificates; Payment of Merger Consideration. At the Closing, the Company Stockholder, as holder of record (as of the Effective Time) of all capital stock of the Companies as evidenced on the certificate or certificates which immediately prior to the Effective Time represent all shares of Common Stock of each Company (collectively, the “Certificates”) shall provide Parent with such Certificates for cancellation together with any other documents as Parent shall reasonably require, and Parent shall promptly deliver and pay, as applicable, to the Company Stockholder the Merger Consideration which the Company Stockholder has the right to receive pursuant to the terms of this Agreement, including Section 2.1 and/or Section 2.2. The cash portion of the Merger Consideration minus the Holdback Amount will be paid by wire transfer of immediately available funds to such accounts as may be designated by the Company Stockholder, in writing to the Parent prior to Closing, including payment of legal fees, out of the cash portion, to such account as designated by Decker Jones, P.C., attorneys for the Company Stockholder. From and after the Effective Time, no shares of capital stock of any Merger Sub will be deemed to be issued, and holders of certificates formerly representing any shares of capital stock of any Merger Sub shall cease to have any rights with respect thereto except as provided herein or by Applicable Law. At the Effective Time, the stock transfer books of each Merger Sub shall be closed and no transfer of any shares of capital stock of any Merger Sub shall thereafter be made. Notwithstanding anything herein to the contrary, (i) the Holdback Amount shall be withheld by Parent from any amounts otherwise payable to the Company Stockholder, and (ii) the Holdback Deduction shall not exceed the Holdback Amount. Such portion, if any, of the Holdback Amount, as reduced by the Holdback Deduction, shall be delivered by Parent to Company Stockholder after the expiration of the Holdback Period.

2.9  Tax Withholding. Parent, its Affiliates, and its agents shall be entitled to deduct and withhold from the Merger Consideration or other payment otherwise payable pursuant to this Agreement to the Company Stockholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of whom such deduction and withholding was made.

2.10 Tax Consequences. It is intended by the parties hereto that the Mergers shall constitute tax-free reorganization within the meaning of Section 368 of the Code. Notwithstanding the foregoing, none of Parent, any Merger Sub or any Company makes any representation or warranty with respect to any tax consequences to Parent, either Merger Sub, any Company or the Company Stockholder arising under this Agreement or the transactions contemplated hereby, and each party hereto shall rely on its or his own tax advisors as to the tax consequences to it or him of such transactions.

2.11 Legends; Stop-Transfer Notices; Removal

(a) Legends. Legends reading substantially as follows shall be placed on each stock certificate representing Parent Common Stock or Parent Preferred Stock issued pursuant to either Merger:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) Stop-Transfer Notice. Each holder (“Holder”, and such definition shall include any Permitted Transferees to whom shares of Parent Stock have been transferred) of Parent Stock issued in the Mergers (the “Merger Securities”) agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

(c) Removal of Legend. The Parent Common Stock issued pursuant to the Mergers will no longer be subject to the legend referred to in Section 2.11(a) and upon request of a Holder the Parent shall cause the legend to be removed following: (i) the registration of the Parent Common Stock under a registration statement, after such time, Parent shall issue a blanket instruction to its transfer agent to issue new certificates (or uncertificated shares), upon exchange from the Holders of such legended certificates, representing such Parent Common Stock without the legend referred to in Section 2.11(a), (ii) compliance by the Holder of the Parent Common Stock with the provisions of SEC Rule 144, or (iii) upon the lapse of the applicable time period provided for in SEC Rule 144(d)(1)(ii).

(d) Transfers to Permitted Transferees. Notwithstanding anything to the contrary herein, a Holder shall be permitted to transfer, at its sole discretion, its shares of Parent Stock to any Permitted Transferee.

2.12 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate either Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Merger Subs, Parent, the Companies (or the Surviving Corporations, as the case may be) and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Mergers and to carry out the purposes and intent of this Agreement.

ARTICLE III

Representations and Warranties of the Companies

Subject to the exceptions set forth in a numbered or lettered section of the Companies Disclosure Schedule and other sections of the Companies Disclosure Schedule to the extent (a) such information is cross-referenced in another part of the Companies Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of the Companies in the Agreement, each of GTS, GCP, and Company Stockholder represents and warrants to Parent, jointly and severally, that the statements contained in this Article III are true and correct on and as of the date of this Agreement:

3.1 Organization and Good Standing. Each Company and each of its Subsidiaries, if any, (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the State of Texas or such other jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has the requisite power and authority to own, operate and lease its properties and to carry on the Company Business; and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where the failure to be so qualified, licensed or in good standing or to obtain requisite power or authority would not reasonably be expected to have a Material Adverse Effect on such Company; without limiting the foregoing, each Company and each of its Subsidiaries is so qualified or licensed in each jurisdiction listed on Section 3.1 of the Companies Disclosure Schedule.

3.2 Subsidiaries.  Section 3.2 of the Companies Disclosure Schedule sets forth each Subsidiary of each Company as of the Agreement Date, including such Subsidiary’s jurisdiction of formation, incorporation or organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, have been validly issued and are fully paid and nonassessable and are owned either Company, a wholly-owned Subsidiary of either Company, or either Company and another wholly-owned Subsidiary of such Company, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Company Permitted Encumbrances, except for restrictions imposed by applicable securities laws. Other than such Subsidiaries, neither Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3 Power, Authorization and Validity

(a) Power and Authority. Other than the Stockholder Approvals, each Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Mergers and the execution, delivery and performance by the Companies of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of each Company (other than the Stockholder Approvals) and no other corporate proceedings on the part of either Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the transactions contemplated hereby or thereby.

(b) Enforceability. This Agreement has been duly executed and delivered by each Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the applicable Company shall be, assuming the due authorization, execution and delivery by each other party hereto, valid and binding obligations of such Company, enforceable against such Company in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization of the Companies

(a) Authorized and Outstanding Capital Stock of GTS. The authorized capital stock of GTS consists solely of 1,000,000 shares of Common Stock, of which 44,050 shares of Common Stock are issued and outstanding as of the Agreement Date, all of which are owned of record and beneficially (as defined in Exchange Act Rule 13d-3) by the Company Stockholder. No other shares of Company Capital Stock are issued or outstanding as of the Agreement Date, and no such other shares shall be issued or outstanding as of the Closing Date. GTS holds 55,950 treasury shares. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 8.1(g) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by GTS in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by GTS.

(b) Authorized and Outstanding Capital Stock of GCP. The authorized capital stock of GCP consists solely of 100,000 shares of Common Stock, of which 44,050 shares of Common Stock are issued and outstanding as of the Agreement Date, all of which are owned of record and beneficially (as defined in Exchange Act Rule 13d-3) by the Company Stockholder. No other shares of Company Capital Stock are issued or outstanding as of the Agreement Date, and no such other shares shall be issued or outstanding as of the Closing Date. GCP holds no treasury shares. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 8.1(g) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by GCP in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by GCP.

(c) No Other Rights. With respect to each Company, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating any Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated pursuant to Section 8.2(g) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of any Company. Neither Company’s authorized capital stock includes any shares of preferred stock.

(d) Required Vote of Stockholders. The affirmative vote or consent of the holders of at least two thirds of the outstanding shares of capital stock, of each Company, entitled to vote (the “Stockholder Approvals”), are the only votes or consents of the holders of any class or series of any Company’s capital stock necessary to adopt this Agreement.

(e) Consideration Spreadsheet. The information set forth on the Consideration Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time.

3.5 Consents; Conflict

(a) No Consents. Except for the filings of the applicable Certificates of Merger with the Office of the Secretary of State of the State of Delaware and the Office of the Secretary of State of the State of Texas, and those consents, approvals and notices set forth on Section 3.5(a) of the Companies Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority, any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by the Companies of this Agreement or any of the Company Ancillary Agreements or (ii) the consummation by the Companies of the Mergers or the other transactions contemplated hereby or thereby so as to permit each Surviving Corporation to continue its Company Business after the Closing Date (including the consent of any Person required to be obtained in order to keep any Company Material Contract between such Person and the applicable Company in effect following the Mergers or to provide that such Company is not in breach or violation of any such Company Material Contract following the Merger), except where the breach or violation or the lack of consent, approval or notice would not, individually or in the aggregate, have a Material Adverse Effect on any Company.

(b) No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Companies, nor the consummation of the Mergers or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination or breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Company Charter Documents, each as currently in effect; (b) any Applicable Law applicable to any Company or any of its assets or properties; (c) except as set forth on Section 3.5(a) of the Companies Disclosure Schedule, any Company Material Contract; or (d) any privacy policy of any Company, except, in each case, where such conflict, termination, breach, impairment or violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, have a Material Adverse Effect on any Company.

3.6 Litigation. As of the date of this Agreement, there is no action, suit, arbitration, mediation, proceeding, claim or, to its knowledge, investigation pending against any Company or any of its Subsidiaries (or, to such Company’s knowledge, against any officer, director, employee or agent of such Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with such Company or such Subsidiary) before any Governmental Authority, arbitrator or mediator other than actions, suits, arbitrations, mediations, proceedings, claims or investigations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor, to the knowledge of such Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened in writing. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against any Company or any of its Subsidiaries. Except as otherwise provided for in the Companies Disclosure Schedules, neither Company nor any of its Subsidiaries has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7 Taxes. For purposes of this Section 3.7, and all references to a “Company” shall include either GTS or GCP and their predecessors and each of their Subsidiaries and their predecessors.

(a) Each Company, (i) has properly completed and timely filed all federal and material foreign, state, provincial, local and municipal tax and information returns, including all schedules thereto (the “Returns”) required to be filed by it, and all such Returns are true and accurate in all respects (ii) has timely paid all Taxes required to be paid by it for which payment was due, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) for which payment has not yet been made and will establish an adequate accrual or reserve for the payment of all Taxes payable by such Company in respect of the periods or portion thereof through the Closing Date, and (iv) has timely made (or will make on a timely basis) all estimated Tax payments required to be made.

(b) Each Company is not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been threatened, claimed or proposed in writing or assessed against any Company. Neither Company has received any written notification from the Internal Revenue Service (“IRS”) or any other taxing authority regarding any issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding such Company, or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Return of either Company is under audit by the IRS or any other taxing agency or authority and past audits (if any) have been completed and fully resolved.

(c) There is not in effect any waiver by either Company of any statute of limitations with respect to any Taxes nor has either Company agreed to any extension of time for filing any Return that has not yet been filed. Neither Company has consented to extend the period in which any Tax may be assessed or collected by any taxing agency or authority.

(d) Each Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(e) Neither Company is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement other than commercial agreements entered into in the ordinary course of business and the primary subject matter of which is not Taxes.

(f) Neither Company has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. Neither Company has participated in, and neither Company is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax law.

(g) Neither Company has liability for the Taxes of any Person (other than such Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(h) Neither Company is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date, including under Section 481 of the Code (or any similar provision of applicable Tax law), made prior to the Closing Date; (ii) closing agreement as described in Section 7121 (or any similar provision of state, local, or foreign Tax law) executed prior to the Closing Date; (iii)  installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received prior to the Closing Date; of (v) election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing Date.

(i) Neither Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither Company has a permanent establishment or foreign branch outside of its country of incorporation.

(k) There are no liens or encumbrances for Taxes on any of the assets of either Company (other than for current Taxes not yet due and payable).

(l) GCP has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation, and any Subsidiary of GCP is and has been disregarded as separate from the Company, or is and has been properly classified as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) of GCP.  Neither GCP nor any Subsidiary of GCP has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which GCP’s Tax basis for such assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

3.8 Financial Statements; Books and Records

(a) Financial Statements. Section 3.8(a) of the Companies Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) are derived from and are in accordance with the Books and Records of each Company; (ii) fairly present, in all material respects, the financial condition of each Company at the dates therein indicated and the results of operations and cash flows of each Company for the periods therein specified; and (iii) have been prepared in accordance with GAAP consistently applied in accordance with each Company’s practices throughout the periods indicated and with each other, except for the absence of footnotes. Neither Company has material Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (v) those shown on the Company Balance Sheet or in the notes thereto, (w) those incurred after the Balance Sheet Date in the ordinary course of such Company’s business consistent with its past practices, (x) Liabilities set forth on Section 3.8(a) of the Companies Disclosure Schedule or included in the calculation of Merger Expenses, (y) other undisclosed liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Company; and (z) liabilities directly incurred under the terms of this Agreement.

(b) Internal Controls; Disclosure Controls. To each Company’s knowledge, such Company maintains a system of internal controls designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To each Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of such Company’s internal controls which would reasonably be expected to adversely affect such Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in such Company’s internal controls.

(c) All Accounts Recorded. Neither Company has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

(d) Corporate Records. The stock records and minute books of each Company that have been made available to Parent materially reflect all minutes of meetings, resolutions and other material actions and proceedings of such Company’s stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of such Company and contain true, correct and complete copies of such Company’s Certificate of Incorporation and Bylaws, each as amended to date (collectively, the “Company Charter Documents”) and the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. Neither Company is in material violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

3.9 Title to Properties. Except as otherwise provided for in the Companies Disclosure Schedules, each Company and each of its Subsidiaries has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Company Permitted Encumbrances. Such assets are sufficient for the continued operation of the Companies Business. All properties used in the operations of the Companies Business are reflected on the Company Balance Sheet. All machinery, vehicles, equipment and other tangible personal property owned or leased by each Company and each of its Subsidiaries or used in the Company Business are, in all material respects, in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which each Company and each of its Subsidiaries is a party afford such Company a valid leasehold possession of the real or personal property that is the subject of the lease. Each Company and each of its Subsidiaries has materially complied with the terms of all leases to which it is a party and under which it is in occupancy. Each Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property. Neither the Companies nor any of their Subsidiaries owns or has any other interest in any real property. Section 3.9 of the Companies Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Companies and each of their Subsidiaries with an original purchase price of Ten Thousand Dollars ($10,000) or greater.

3.10 Absence of Certain Changes. Since December 31, 2016 and other than in the ordinary course of business consistent with past practice, there has not been, with respect to either Company or any of its Subsidiaries, any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) failure to operate the Company Business in the ordinary course;

(c) amendment or change in the Company Charter Documents;

(d) except as otherwise provided for in the Companies Disclosure Schedules, incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Company Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(f) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of Twenty Five Thousand Dollars ($25,000) for any single Liability to a particular creditor;

(g) failure to pay any of its material obligations when due;

(h) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers excluding non-disclosure, confidentiality, employee, contractor and consultant Contracts;

(i) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(j) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(k) except as set forth on Section 3.10(k) of the Companies Disclosure Schedule, change or increase in the cash or equity compensation payable or to become payable to any of its officers, directors, employees or agents, including with respect to any bonus, severance, retention, or stock awards, stock option grants, stock appreciation rights or stock option grants made to or with any of such officers, directors, employees or agents;

(l) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(m) except as otherwise provided for in the Companies Disclosure Schedules, Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(n) making by it of any material loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(o) cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(p) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract (or other right or obligation);

(q) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Fifty Thousand Dollars ($50,000) or that is not entered into in the ordinary course of its business consistent with its past practices;

(s) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of either Company;

(t) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(u) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(v) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Sections 3.11(a)-(o) of the Companies Disclosure Schedule set forth a list of each of the following Contracts, as of the date hereof, to which either Company or any of its Subsidiaries is a party or to which either Company, any of its Subsidiaries or any of their assets or properties are bound (other than with respect to the plans set forth on Section 3.16(d) of the Companies Disclosure Schedule):

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of Fifty Thousand Dollars ($50,000) or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is material in any manner to the Companies Business and used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

(d) any joint venture or partnership Contract;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of either Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts to be terminated pursuant to Section 8.2(g) hereof;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those made in the ordinary course of its business;

(l) any Contract in which its officers, directors or any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise);

(m) any Contract between the Companies;

(n) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise; or

(o) any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(o) of this Section 3.11 to be listed on Section 3.11 of the Companies Disclosure Schedule has been delivered to Parent. As of the Agreement Date, each of the Company Material Contracts is a legal, valid and binding obligation of the applicable Company or its Subsidiary (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity).

3.12 No Default; No Restrictions.

(a) Each Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Company Material Contracts, and there exists no default or event of default or event, occurrence, condition or act, with respect to either Company or any of its Subsidiaries, or to the knowledge of either Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of either Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on either Company. Neither Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel, call a default under, or modify, any Company Material Contract.

(b) Except as listed in Section 3.12(b) of the Companies Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, and no asset or property of either Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits either Company, any of its Subsidiaries or, following the Effective Time, will restrict or prohibit either Surviving Corporation, Parent or any of its Subsidiaries, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which either Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that either Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which either Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by either Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property

(a) To either Company’s knowledge, such Company or its Subsidiaries own or, to its knowledge, has a right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise sufficient for the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by either Company or its Subsidiaries; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to either Company or its Subsidiaries by a third party. The representations of this Section 3.13(a) do not constitute Intellectual Property non-infringement representations, which are covered by Section 3.13(c) below.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of either Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, to either Company’s knowledge: (i) constitute a material breach of or default under any instrument, license or other Contract of either Company governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right or Company-Licensed IP Right that is necessary to the operation of the Company Business; or (iii) materially impair the right of either Company, its Subsidiaries or either Surviving Corporation to use, make, market, license, sell, copy, distribute or dispose of any Company-Owned IP Right or Company-Licensed IP Right that is necessary to the operation of the Company Business or portion thereof. Except as set forth in Section 3.13(b) of the Companies Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by either Company or its Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product and for fees due to the US PTO or other Intellectual Property related to a Governmental Authority) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company-Owned IP Rights or Company-Licensed IP Right that is necessary to the operation of the Company Business by either Company or its Subsidiaries, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Section 3.13(c) of the Companies Disclosure Schedule sets forth a list (by name and version number), as of the date hereof, of each of the current commercial products and services designed, developed, produced, manufactured, assembled, sold, leased, licensed, marketed, distributed or otherwise made commercially available by the Companies or its Subsidiaries as of the Agreement Date that are material to the Companies Business and each product and service currently under development material to the Companies Business (each a “Company Product or Service”). Each Company has the valid right or license to the Company-Licensed IP Rights used in any Company Product or Services or otherwise in the conduct of the Company Business. Neither the operation of the Companies Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used infringes or misappropriates any Intellectual Property right of any other party. To the knowledge of the Companies, the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by the Companies or its Subsidiaries, does not infringe or misappropriate any Intellectual Property rights of any other party. There is no pending, or, to the knowledge of the Companies, threatened, claim or litigation contesting the validity, ownership or right of the Companies or its Subsidiaries to use, develop, make, market, license, sell, distribute or furnish any Company Product or Service, nor has the Companies or its Subsidiaries received any written notice asserting that any Company Product or Service or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party. Each Company and each of its Subsidiaries has not received any written notice from any third party alleging it is infringing, or requesting on an unsolicited basis that it enter into a license under, any third party patents. None of the Company-Owned IP Rights or Company Products or Services of the Companies or its Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any material manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Companies or its Subsidiaries of any Company-Owned IP Rights, any Company Product or Service, or which is reasonably expected to affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service. The foregoing does not apply to office actions in the ordinary course of prosecution by the US PTO or any other Intellectual Property related to a Governmental Authority, domestic or foreign.

(d) Each Company or its Subsidiaries, to its knowledge, has not taken an action or failed to take an action that operates in such a way that would give reasonably be expected to rise to a laches or equitable estoppel claim by any Person which would result in the avoidance of a claim of infringement by either Company or its Subsidiaries against any such Person.

(e) To the Companies’ knowledge, no current or former employee, consultant or independent contractor of either Company or any of its Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, such Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for either Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of each Company, neither the employment of any employee of such Company or any of its Subsidiaries, nor the use by such Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects such Company or any of its Subsidiaries to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for such Company or any of its Subsidiaries.

(f) Each Company and each of its Subsidiaries has taken steps reasonable under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Company-Owned IP Rights with respect to which such Company wishes to maintain as confidential and that is not otherwise disclosed by such Company’s published patents, patent applications or copyrights and to preserve and maintain all such Company’s and each of its Subsidiaries’ interests, proprietary rights and trade secrets in such Company-Owned IP Rights. Each Company has a policy requiring that all current and former officers, employees, consultants and independent contractors of such Company, each of its Subsidiaries, and, to its knowledge, each of its and their predecessors having access to proprietary information of such Company, each of its Subsidiaries, and each of its and their predecessors, to have executed and delivered an agreement regarding the protection of such proprietary information and copies of the form of all such agreements have been made available to Parent or its counsel. Each Company, each of its Subsidiaries, and each of its and their predecessors has secured assignments from all of their current and former consultants, independent contractors and employees who were involved in the creation or development of any Company-Owned IP Rights material to such Company, of the rights that otherwise would have been owned by such persons or that such Company, each of its Subsidiaries, and each of its and their predecessors did not or does not already own by operation of law, subject to statutory reversionary rights, and waivers of any moral rights. No current or former employee, officer, director, consultant or independent contractor of each Company, any of its Subsidiaries or, to its knowledge, any of its or their predecessors, has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, subject to statutory reversionary rights and waivers of any moral rights.

(g) Section 3.13(g) of the Companies Disclosure Schedule contains a true and complete list, as of the Agreement Date, of (i) all worldwide registrations made by or on behalf of each Company or any of its Subsidiaries of any patents, industrial design patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-Governmental Authority, including Internet domain name registries, and (ii) all applications, registrations, and filings by either Company or any of its Subsidiaries to register the Company-Owned IP Rights, including all patent applications, industrial design patent applications, copyright registration applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered. All registered patents, industrial design patents, trademarks, service marks, copyrights and mask work rights that are Company-Owned IP Rights are presumed valid and subsisting (or, in the case of applications, applied for), and such Company or its Subsidiaries are the record owner thereof. All registered patents, industrial design patents, trademarks and service marks are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent or industrial design patent, would not reasonably be expected to result in a revocation or lapse or otherwise adversely affect its enforceability, and, with regard to a trademark or service mark, would not reasonably be expected to result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark. Each Company or its Subsidiaries own exclusively, and have good title to, all copyrighted works that such Company or any of its Subsidiaries purports to own.

(h) Each Company or its Subsidiaries owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Company Permitted Encumbrances) and licenses (other than licenses and rights granted in the ordinary course).

(i) Section 3.13(i)-1 of the Companies Disclosure Schedule lists all licenses, sublicenses and other Contracts as to which each Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights, unless such Contracts are in the form of standard customer agreements, the forms of which are included in Section 3.11 of the Companies Disclosure Schedule and also excluding non-disclosure, confidentiality, employee, contractor and consultant Contracts. Except as set forth on Section 3.13(i)-2 of the Companies Disclosure Schedule, none of the licenses or other Contracts listed in Section 3.13(i)-1 of the Companies Disclosure Schedule grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Each Company and each of its Subsidiaries has not agreed to transfer ownership of any Intellectual Property that is owned by such Company or any of its Subsidiaries to any third party, or knowingly permitted such Company’s or any of its Subsidiaries’ rights in such Intellectual Property to enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(j) Neither Company, nor any of its Subsidiaries, nor any other party authorized to act on any of their behalves, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent of, any Company Source Code (as defined below), except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to such Company or any of its Subsidiaries, escrows in the ordinary course, and source code open source detection scans in connection with the transaction contemplated by this Agreement. To the knowledge of each Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by such Company, or any of its Subsidiaries or any other party authorized to act on any of their behalves to any party of any Company Source Code, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to such Company or any Subsidiary thereof, escrows in the ordinary course, and source code open source detection scans in connection with the transaction contemplated by this Agreement. Section 3.13(j) of the Companies Disclosure Schedule identifies, as of the Agreement Date, each Contract pursuant to which each Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other similar party, any Company Source Code. As used in this Section 3.13(j), “Company Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any material proprietary information or algorithm contained in or relating to any software source code, owned by either Company, or its Subsidiaries. This paragraph does not apply to any Public Software (as defined below).

(k) To the knowledge of each Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of either Company or any of its Subsidiaries.

(l) All Company Products or Services (excluding those in development) conform in all material respects to their applicable published product specifications and product Documentation, and neither Company nor any of its Subsidiaries has any material Liability (and, to the knowledge of each Company, there is no particular basis to expect any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against such Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing). Each Company has made available to Parent the opportunity to review all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by such Company or any of its Subsidiaries. Each Company and each of its Subsidiaries has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by each Company or any of its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, such Company and each of its Subsidiaries has generally implemented any and all material security patches or upgrades that to the knowledge of such Company are generally available for that software.

(m) Except with respect to demonstration or trial copies, to each Company’s knowledge, no Company Product or Services made available by such Company or its Subsidiaries to any Person contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other malicious software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user and such Company’s employees and contractors have not placed any of the foregoing in any Company Product or Service. The representations of this paragraph do not apply to any license keys, time-out devices or similar self-help mechanisms.

(n) To the Companies’ knowledge, the Company Business as currently conducted complies in all material respects with all Applicable Laws whether U.S. or otherwise, regarding encryption technology, including, without limitation, the import and export thereof.

(o) Each Company or its Subsidiaries is not nor has it or they been in the past two years a member of, or a contributor to or made any commitments or agreements regarding any patent pool, standards body, standard setting organization, or similar organization, in each case that requires or obligates such Company or its Subsidiaries to grant or offer to any other Person any license or right to any Company IP Rights, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by such Company or its Subsidiaries or any Affiliate of the Companies after the date of this Agreement.

(p) No government funding, or facilities or personnel of any university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for any capital stock of either Company or pursuant to instruments of indebtedness for borrowed money) were used in the development, in whole or in part, of the Company-Owned IP Rights. To the knowledge of each Company, no current or former employee, consultant or independent contractor of such Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any material Company-Owned IP Rights performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for such Company or any of its Subsidiaries.

(q) Except as provided in of Section 3.13(q) the Companies Disclosure Schedule, Neither Company, nor any of its Subsidiaries, has taken or will take any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that would subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) statically combine or distribute any Company-Owned IP Right as integrated with Public Software. As used herein, “Public Software” means software licensed pursuant to terms (1) that grant, or purport to grant, to any third party any rights or immunities under patents that are part of the Company-Owned IP Rights or (2) that requires as a condition of use or distribution of such software on the disclosure, licensing, or distribution of any Company-owned proprietary source code for any Company Product or Service incorporated into, derived from or distributed with such software and requires that the Company-owned proprietary source code be disclosed or distributed in source code form, licensed for the purpose of making derivative works, and redistributable at no charge and by way of example, shall include, without limitation, software licensed under GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

(r) To the knowledge of each Company, in the two years prior to the Agreement Date there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any core information technology systems of any Company or any of its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of such Company or any of its Subsidiaries, the cause of which has not been repaired or remedied. Each Company and each of its Subsidiaries has in place commercially reasonable disaster recovery and business continuity plans and procedures. To the knowledge of each Company, in the two years prior to the Agreement Date, there has been no unauthorized access to or unauthorized use of any information technology systems of either Company or any of its Subsidiaries that has resulted in unauthorized disclosure of any material confidential information of such Company or its Subsidiaries to any other Person. Neither Company is aware of or has been notified in writing of: (i) any actual, attempted or suspected unauthorized access to or use of any data of such Company or its Subsidiaries, or any other occurrence which may compromise the availability, security, integrity or confidentiality of such data; or (ii) any disclosure, intended, accidental or otherwise, wherein such data actually is, or may reasonably be expected to potentially be, acquired by an unauthorized person or accessed or used in an unauthorized manner; but in each case always excluding: (a) unsuccessful attempts to penetrate computer networks or servers maintained by or for such Company or its Subsidiaries; and (b) immaterial incidents that occur on a routine basis, such as general “pinging” or “denial of service” attacks. Instances of good faith access or use of data by an employee or contractor of such Company or its Subsidiaries also are excluded, provided that the data is not used for a purpose unrelated to work performed for such Company or its Subsidiaries and is not subject to further unlawful or unauthorized use.

3.14 Compliance with Laws

(a) Each Company, each of its Subsidiaries and each of its and their predecessors is in material compliance, with all Applicable Law.

(b) To each Company’s knowledge, such Company, each of its Subsidiaries and each of its and their predecessors holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Each Company, each of its Subsidiaries and each of its and their predecessors has complied with each Governmental Permit to which it is subject. Neither Company has received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Neither Company has knowledge of any outstanding material violation of any Governmental Permit. Section 3.14(b) of the Companies Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by each Company and each of its Subsidiaries as of the Agreement Date.

(c) To each Company’s knowledge, no Governmental Authority has initiated, and no Governmental Authority has provided written notice to either Company of any threatened proceeding or investigation into the business or operations of such Company, any of its Subsidiaries, any of its or their predecessors and, to the knowledge of each Company, no such proceedings or investigations are contemplated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of either Company or any of its Subsidiaries.

(d) Neither Company, nor any of its Subsidiaries, its or their predecessors, directors, officers, agents or employees has, for or on behalf of such Company or such predecessor or Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any Prohibited Payments, (iv) received any payments, services or gratuities that were not legal to receive, (v) engaged in any transactions or made or received payments that were not properly recorded on the accounting books and records of such Company or its Subsidiaries or properly disclosed on their respective financial statements, (vi) has maintained any off-book bank or cash account, or (vii) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.15 Certain Transactions and Agreements. To the knowledge of each Company, none of the officers and directors of such Company, and no stockholder of such Company, nor any immediate family member of an officer or director of such Company, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, such Company or any of its Subsidiaries. Except as otherwise provided for in the Companies Disclosure Schedules, none of said officers, directors, stockholders or of immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.16 Employees, ERISA and Other Compliance

(a) Except as otherwise provided for in the Companies Disclosure Schedules, each Company and each of its Subsidiaries has always been and currently is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act or any other Applicable Laws. A complete list as of the Agreement Date of all employees, officers and consultants of the Companies and each of its Subsidiaries and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Section 3.16(a) of the Companies Disclosure Schedule. To the knowledge of each Company, all employees of such Company or any of its Subsidiaries are legally permitted to be employed by such Company or its Subsidiary in the jurisdiction in which such employee is employed in his or her current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to either Company and each of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Each Company and each of its Subsidiaries does not have any employment or consulting Contracts with personnel providing services in the United States currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions), and outside of the United States, termination of employment or consulting arrangements may occur upon such notice as may be required under Applicable Law or the employees’ Contract of employment or consulting services. To the knowledge of each Company, none of the Critical Employees of such Company or any of its Subsidiaries have given notice to such Company or such Subsidiary of an intention to terminate his or her employment or relationship with such Company or such Subsidiary.

(b) To the knowledge of each Company, such Company and each of its Subsidiaries is not now, nor has ever been, subject to a union organizing effort. Each Company and each of its Subsidiaries is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes. Each Company and each of its Subsidiaries has good labor relations, and such Company has no knowledge of any facts indicating that the consummation of either Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

(c) Neither Company nor any ERISA Affiliate has participated in or had any obligation to contribute to a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code.

(d) Section 3.16(d) of the Companies Disclosure Schedule lists as of the Agreement Date each employment, consulting, severance or other similar Contract (other than with respect to Contracts based on form agreements that have been made available to Parent, provided that such Contracts do not materially differ from the forms upon which they are based), each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Companies or any ERISA Affiliate or non-U.S. Subsidiary or is sponsored or maintained by any Governmental Authority and covers any employee or former employee of each Company, its predecessors or any of its ERISA Affiliates or non-U.S. Subsidiary. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(e) Each Company Benefit Arrangement has been maintained and amended, including its form, in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. No such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA. Any investment vehicles used to fund any Company Benefit Arrangement may be changed at any time upon reasonable advance notice without incurring a material sales charge, surrender fee or other similar expense that would be payable in whole or in part by such Company or any ERISA Affiliate. Each Company has the right under the terms of each applicable Company Benefit Arrangement and under Applicable Law to amend or terminate such Company Benefit Arrangement (or terminate the participation in such Company Benefit Arrangement by the Companies) without material Liability to such Company or any ERISA Affiliate and subject to Applicable Law and to such Company’s or it’s ERISA Affiliate’s statutory and contractual obligations to pay any earned and vested benefits thereunder.

(f) Each Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Company and each ERISA Affiliate has furnished to Parent copies of the most recent IRS determination or opinion letters with respect to each such plan, and no action or event has occurred since the date of the most recent determination or opinion letter relating to any such Company Benefit Arrangement that would adversely affect the tax-qualified status of any such plan or related trust.

(g) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of either Company is threatened in writing against or with respect to any Company Benefit Arrangement (other than routine claims for benefits under such Company Benefit Arrangement and administrative appeals of such claims), including any audit or inquiry by the IRS or the Department of Labor (“DOL”). No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Arrangements and no set of facts has occurred that is reasonably likely to subject such Company, any of the its ERISA Affiliates, or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other Applicable Law.

(h) All contributions and payments due from each Company with respect to any of the Companies Benefit Arrangements, determined in accordance with prior funding and accrual practices, have been made or have been accrued on such Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of such Company after the Balance Sheet Date). All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will either be paid by such Company or are or will be the subject of the denial of a claim or an administrative appeal.

(i) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(j) Neither Company shall have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by either Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the fiscal year ended prior to the date hereof (other than increased insurance premiums), except any such amendments that are required under Applicable Law. Except as set forth on Section 3.16(k) of the Companies Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Mergers) constitute an event under any Company Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(l) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, the Women’s Health and Cancer Rights Act of 1998, the Family Medical Leave Act of 1993, as amended, the Mental Health Parity and Addiction Equity Act of 2008, and the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations thereunder, and any other Applicable Law as such requirements affect either Company, any ERISA Affiliate, and their employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Companies Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on either Company, any of its Subsidiaries or Parent.

(m) No benefit payable or that may become payable by either Company or any of its Subsidiaries pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or either Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Section 3.16(m) of the Companies Disclosure Schedule, each Company and each of its Subsidiaries is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company in the nature of the applicable Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or other Applicable Law), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the applicable Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Mergers such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Each Company and each of its Subsidiaries has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which such Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 3.16(m) of the Companies Disclosure Schedule.

(n) To the knowledge of each Company , no employee or consultant of such Company or any of its Subsidiaries is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by such Company or any of its Subsidiaries or to use trade secrets or proprietary information of others. To the knowledge of each Company, the employment of any employee or consultant by such Company or any of its Subsidiaries does not subject it to any Liability to any third party other than Liabilities with respect to employer payroll tax, employee tax withholding, and Company Benefit Arrangements.

(o) Each Company and each of its Subsidiaries has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(p) In the past two years, there has been no “mass termination,” “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or other Applicable Law in respect of the either Company or any of its Subsidiaries.

(q) All filings and reports as to each Company Benefit Arrangement (including Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely submitted to the IRS, the DOL or other governmental body and/or have been distributed as required.

(r) All unfunded Liabilities under all Company Benefit Arrangements (including paid time off accruals) are fully reflected as liabilities on the Balance Sheet and will be fully reflected on the books and records of such Company to which it pertains as of the Closing Date in accordance with GAAP.

(s) No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Company Benefit Arrangement that is a group health plan, as defined in Section 5000(b)(1) of the Code. With respect to the employees and former employees of each Company and each ERISA Affiliate, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code, or any other post-retirement welfare benefit programs.

(t) Any “non-qualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance issued thereunder) of each Company (to the extent applicable to any Company employee) under which such Company makes, is obligated to make, or promises to make any payments or other awards (each, a “409A Plan”), has, if subject to Section 409A (or any state law equivalent) and the regulations and guidance thereunder (collectively, “Section 409A”), been since January 1, 2006 maintained and operated in compliance with Section 409A and since January 1, 2010, each such 409A Plan has been in documentary compliance with Section 409A. No assets have been set aside (directly or indirectly) outside of the United States for purposes of paying deferred compensation as described in Code section 409A(b)(1). No 409A Plan that was originally exempt from application of Section 409A has been “materially modified” at any time after October 3, 2005. There is no Contract to which the Companies or any of its subsidiaries is a party covering any employee, consultant, or other service provider to the Companies or any it subsidiaries, which individually or collectively requires the Companies or any of its subsidiaries to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any employee for Tax-related payments under Section 409A.

(u) Each Company and each of its Subsidiaries is in compliance with worker health and safety legislation, has fully funded for all premiums arising pursuant to such legislation, and has paid all such premiums currently due.

3.17 Merger Expenses. (a) Except for the payment of $100,000 to Exigo Ventures, neither of the Companies nor any Affiliate of such Company is obligated for the payment of any brokerage, finder’s or other similar fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with either Merger or any other transaction contemplated by this Agreement. (b) The legal and accounting advisors, and any other persons, to whom either Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Section 3.17 of the Companies Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.17 of the Companies Disclosure Schedule, there are no Merger Expenses.

3.18 Insurance. Each Company and each of its Subsidiaries maintains as of the Agreement Date the policies of insurance and bonds set forth in Section 3.18 of the Companies Disclosure Schedule. Section 3.18 of the Companies Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and each Company and each of its Subsidiaries is otherwise in compliance with the terms of such policies and bonds. Neither Company has knowledge of any written threatened termination of, or material premium increase with respect to, any of such policies or bonds. Neither Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of each Company and each of its Subsidiaries have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds. Each Company has delivered to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of such Company.

3.19 Environmental Matters

(a) Each Company and its predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by such Companies of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Each Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that such Company is not in compliance with any Environmental Law, and to the knowledge of each Company, there are no circumstances that may prevent or interfere with the compliance by each Company with any current Environmental Law in the future. All Governmental Permits held by each Company as of the Agreement Date pursuant to any Environmental Law (if any) are identified in Section 3.19 of the Companies Disclosure Schedule.

(b) For purposes of this Section 3.19: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.20 Customers and Suppliers

(a) Except as otherwise provided for in the Companies Disclosure Schedules, neither Company has any outstanding material disputes concerning its products and/or services with any customer or distributor. For purposes of this Agreement, the Companies have disclosed to the Parent any customer who was one of the 10 largest sources of revenues for such Company, based on amounts paid or payable in the year ended December 31, 2015, or to the extent different, the 10 largest sources of revenues for such Company, based on amounts paid or payable in the year ended December 31, 2016 or during the seven month period ended July 31, 2017 (each, a “Significant Customer”). Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Companies in the years ended December 31, 2015 and December 31, 2016, and during the seven month period ended July 31, 2017, is listed on Section 3.20(a) of the Companies Disclosure Schedule. Since July 31, 2017 through to the date of this Agreement, neither Company has received any written notice from any Significant Customer that such customer shall not continue as a customer of such Company or any of its Subsidiaries or that such customer intends to terminate or materially and in a manner detrimental to such Company or its Subsidiaries modify existing Contracts with such Company (or the applicable Surviving Corporation, Parent or any of its Subsidiaries) or that such customer refuses to make payments for products delivered or services rendered. Each Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue of such Company.

(b) Neither Company has outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2015 was one of the 5 largest suppliers of products and/or services to such Company, or in the year ended December 31, 2016 was one of the 10 largest suppliers of products and/or services, in either case based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier, together with the amounts paid or payable by such Company to such Significant Supplier during the years ended December 31, 2015 or December 31, 2016, is listed on Section 3.20(b) of the Companies Disclosure Schedule. Since January 1, 2017 through to the date of this Agreement, neither Company has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to such Company or any of its Subsidiaries or that such supplier intends to terminate or materially and in a manner detrimental to such Company or its Subsidiaries modify existing Contracts with such Company (or the applicable Surviving Corporation, Parent or any of its Subsidiaries). Each Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Business, and neither Company has knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.21 Accounts Receivable. Section 3.21 of the Companies Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of each Company and each of its Subsidiaries as of the Agreement Date (the “Accounts Receivable”). Section 3.21 of the Companies Disclosure Schedule sets forth such amounts of accounts receivable as of the Closing Date of such Company which are subject to asserted claims by customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims. The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. Each Company has good and marketable title to its Accounts Receivable free and clear of all Encumbrances (other than Company Permitted Encumbrances). All Accounts Receivable have been billed in accordance with the past practice of such Company and each of its Subsidiaries consistently applied.

3.22 Inventory. All inventory of each Company (which includes all raw materials, work in progress (WIP) and finished products), whether or not reflected in the Company Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business of such Company, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of such Company. Each Company has good and marketable title to its inventories free and clear of all Encumbrances (other than Company Permitted Encumbrances). The inventories do not include any material amount of inventory that is slow-moving, obsolete, excess, damaged or otherwise not merchantable or returnable by vendors for full credit.

3.23 Bank Account. Section 3.23 of the Companies Disclosure Schedule sets forth the account number and names of authorised signatories with respect to each account maintained by or for the benefit of each Company and each of its Subsidiaries or in connection with its business at any bank or other financial institution.

3.24 Board Approval. The Board of Directors of each Company has, as of the date of this Agreement, (i) determined that the Merger applicable to such Company is fair to, advisable and in the best interests of such Company and its stockholder, (ii) duly approved this Agreement, the applicable Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholder of such Company approve and adopt this Agreement and approve the Merger.

3.25 Indebtedness.

 Except for (x) Company Indebtedness to be paid at Closing as set forth on Section 7.6 of the Companies Disclosure Schedule, and (y) the Company Indebtedness set forth on Section 3.25 of the Companies Disclosure Schedule, each Company has not (i) incurred any Company Indebtedness, (ii) made any loans or advances to any Person, or (iii) provided any guarantee or indemnitee of any indebtedness of any other Person. Section 3.25 of the Companies Disclosure Schedule sets forth complete, current and accurate information regarding the written arrangement governing each such Company Indebtedness, the total amount of indebtedness due under each such arrangement, and the identity of each counterparty to such arrangement. The Company Stockholder has provided to Parent complete, current and accurate documentation related to each Company Indebtedness.

ARTICLE IV

Representations and Warranties of Parent and Merger SubS

Subject to the exceptions set forth in a numbered or lettered section of the Parent Disclosure Schedule and other sections of the Parent Disclosure Schedule to the extent (a) such information is cross-referenced in another part of the Parent Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of Parent and Merger Subs in the Agreement, Parent and each Merger Sub represent and warrant to the Companies that the statements contained in this Article IV are true and correct on and as of the date of this Agreement:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Each Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, GTS Merger Sub and GCP Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or such Merger Sub’s ability to consummate the applicable Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements. None of Parent, GTS Merger Sub or GCP Merger Sub is in violation of its respective certificate of incorporation or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity

(a) Power and Authority. Parent has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Mergers. Each Merger and the execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Parent. Each Merger Sub has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate its applicable Merger. Each Merger and the execution, delivery and performance by each Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of the applicable Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or either Merger Sub to enable Parent and such Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the applicable Merger, except where the breach or violation or the lack of consent, approval or notice would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and each Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by each other party thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by the applicable Merger Sub shall be, assuming the due authorization, execution and delivery by each other party thereto, valid and binding obligations of such Merger Sub, enforceable against such Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or either Merger Sub, nor the consummation of the Mergers or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of Parent or either Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, any of its Subsidiaries, or either Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Parent or either Merger Sub is a party or by which Parent or either Merger Sub or any of their respective material assets or properties are bound, except in each case, where such conflict, termination, breach, impairment, violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, have a Material Adverse Effect.

4.4 Interim Operations of Merger Sub. Each Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Neither Merger Sub has liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5 Stockholders Consent. No consent or approval of the stockholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

4.6 Financial Capacity. Parent will have sufficient cash funds on hand or available to it to pay the cash portion of the Merger Consideration.

4.7 Merger Consideration. Parent has reserved a sufficient number of authorized but unissued shares of Parent Stock for issuance in connection with the Mergers. All shares of Parent Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, are fully paid and nonassessable, and will not be subject to any right of rescission, right of first refusal or preemptive right, and will be offered, issued, sold and delivered by the Parent in compliance with all requirements of Applicable Law.

4.8 Litigation. There is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Parent, any of its Subsidiaries, or either Merger Sub (or, to the Parent’s knowledge, against any officer, director, employee or agent of the Parent or either Merger Sub in their capacity as such or relating to their employment, services or relationship with Parent or either Merger Sub) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Parent, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened in writing. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Parent, any of its Subsidiaries, or either Merger Sub. None of Parent, the Parent’s Subsidiaries, GTS Merger Sub or GCP Merger Sub has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

4.9 Reorganization. None of Parent, any of its Subsidiaries (including each Merger Sub) nor, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent either Merger from qualifying as a tax-free transaction pursuant to Section 368 of the Code and Parent is not aware of any agreement, plan or other circumstance that would prevent the Mergers from qualifying as a tax-free transaction pursuant to Section 368 of the Code.

4.10 Capitalization of Parent. The authorized capital stock of Parent is as described in the SEC Documents filed by Parent. As stated therein, the number of shares of Parent Common Stock outstanding as of August 28, 2017 was 13,934,018 shares, and the Parent does not hold any shares of treasury stock. As stated in the Certificate of Designations for Series A Cumulative Convertible Preferred Stock, the number of shares of Series A Preferred Stock authorized is 505,000 shares, and the number of Series A Preferred Stock outstanding as of the Agreement Date is 502,327 shares. The terms of the Series B Cumulative Convertible Preferred Stock are set forth in the Certificate of Designations of the Parent Preferred Stock attached hereto as Exhibit D. All issued and outstanding shares of capital stock of Parent, whether issued and outstanding immediately prior to the Mergers or pursuant to the Mergers, at the Closing, are duly authorized, and are, or will be, validly issued, fully paid and nonassessable, not issued in violation of and not subject to any right of rescission, right of first refusal or preemptive right, and have been or will be offered, issued, sold and delivered by the Parent in compliance with all requirements of Applicable Law and all requirement set forth in applicable Contracts. Except for the regular quarterly dividends payable on the Series A Preferred stock of Parent, there is no Liability for dividends accrued and unpaid by Parent.

4.11 Board Approval. Each of the Boards of Directors of the Parent and each Merger Sub have, as of the Agreement Date, (i) determined that the Mergers are fair (or in the case of each Merger Sub, that the applicable Merger is fair) to, advisable and in the best interests of the Parent and such Merger Sub, respectively, and their respective stockholders, (ii) duly approved this Agreement, the Merger (or in the case of each Merger Sub, the applicable Merger) and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholder of such Merger Sub approve and adopt this Agreement and approve the applicable Merger.

4.12 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Companies true and complete copies of all SEC Documents filed by it or its predecessors with the SEC, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended, it being understood that such financial statements may be required to be restated from time to time.

4.13 No Undisclosed Statements. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except for liabilities or obligations (a) those shown on the Parent Financial Statements or in the notes thereto, (b) those incurred after June 30, 2017 in the ordinary course of the Parent’s business consistent with its past practices, (c) other undisclosed liabilities which, individually or in the aggregate, are not material to Parent and their Subsidiaries, taken as a whole; (d) liabilities disclosed on SEC Documents filed prior to the date of this Agreement or otherwise relating to items disclosed therein; and (e) liabilities directly incurred under the terms of this Agreement or necessary for providing the financing sufficient to enable Parent’s performance hereof.

4.14 Subsidiaries. (a) All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent and (b) all the shares of capital stock of, or other equity or voting interest held by Parent in each Person in which Parent owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature, each as disclosed in the SEC Documents filed by Parent, are duly authorized, have been validly issued and are fully paid and nonassessable and are owned by the Parent, a wholly-owned Subsidiary of the Parent, or the Parent and another wholly-owned Subsidiary of the Parent, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Parent Permitted Encumbrances, except for restrictions imposed by applicable securities laws.

ARTICLE V

Company Covenants

During the time period from the Agreement Date until the earlier to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Companies covenant and agree with Parent as follows:

5.1 Advise of Changes. Each Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of such Company contained in Article III untrue or inaccurate such that the condition set forth in Section 8.2 would not be satisfied, (b) any breach of any covenant or obligation of the Companies pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied, (c) any Material Adverse Change in such Company or its Subsidiaries, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on such Company or its Subsidiaries or cause any of the conditions set forth in Section 8.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Companies Disclosure Schedule.

5.2 Maintenance of Business

(a) Each Company shall use its commercially reasonable efforts to carry on and preserve its Company Business and its Subsidiaries’ business relationships with customers, advertisers, suppliers, employees and others with whom such Company has contractual relations. If either Company becomes aware of any material deterioration in the relationship with any customer, key advertiser, key supplier or employee of such Company, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship.

(b) Each Company and its Subsidiaries shall (i) pay all of their debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform their other Liabilities when due.

(c) Each Company shall use its commercially reasonable efforts to assure that such Company’s and its Subsidiaries’ Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger applicable to such Company.

5.3 Conduct of Business. Each Company shall continue to conduct, and shall cause its Subsidiaries to conduct, its Company Business in the ordinary and usual course consistent with its and their past practices, and such Company shall not, and shall cause its Subsidiaries to not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person other than in connection with the financing of payroll obligations under the Wells Fargo Credit Facility, in the ordinary course of business consistent with past practices;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d) place or allow the creation of any Encumbrance (other than a Company Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f) except as required by Applicable Law, by any Contract in effect of the date hereof or contemplated by this Agreement, (i) pay any special bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g) change any of its accounting methods;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i) terminate, waive or release any material right or claim;

(j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m) amend the Company Charter Documents;

(n) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall either Company or its Subsidiaries enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than One Thousand Dollars ($1,000) per copy);

(o) materially change any insurance coverage (other than as contemplated in this Agreement);

(p) (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any election in respect of Taxes or adopt or change any accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, that would, in the case of (i) through (iv), reasonably be expected to have an adverse effect on Parent or any of its Affiliates in a tax period ending after the Closing Date;

(q) except as is necessary to comply with its obligations pursuant to Section 5.7 below, modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(s) (i) pay, discharge or satisfy, in an amount in excess of Ten Thousand Dollars ($10,000) in any one case or Thirty Thousand ($30,000) in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(t) materially change the manner in which it extends warranties, discounts or credits to customers; or

(u) (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Companies’ representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Companies from performing or cause the Companies not to perform one or more covenants required hereunder to be performed by the Companies;

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Companies Disclosure Schedule pursuant to Section 3.11 had such Contract been in effect on the date of this Agreement.

5.4 Regulatory Approvals. Each Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of either Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. Each Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by such Company with respect to such authorizations, approvals and consents. Each Company shall promptly inform Parent of any material communication between such Company or its Subsidiaries and any Governmental Authority regarding any of the transactions contemplated hereby. If either Company or any Affiliate of such Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then such Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent.

5.5 Necessary Consents. Each Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Mergers and the other transactions contemplated by this Agreement, to enable the Surviving Corporations (or Parent) to carry on the Companies Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract.

5.6 Litigation. Each Company shall notify Parent in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by such Company to be threatened against such Company or its Subsidiaries or any of its officers, directors, employees or stockholders in their capacity as such.

5.7 No Other Negotiations

(a) Neither Company shall, nor shall it authorize, encourage or permit any of its officers, directors, employees, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding either Company or its Subsidiaries to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that such Company is subject to this Section 5.7); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Companies are subject to this Section 5.7); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between either Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction, provided, however, that in the event that either Company receives an unsolicited proposal with respect to such a transaction from any Person (other than Parent and its designees), such Company may, to the extent it is required to do so by applicable fiduciary duties confirmed by advice of counsel to that effect, (a “Superior Proposal”) enter into discussion or transactions with or provide information to such Person. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that such Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then such Company shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).

(b) Subject to any reasonable confidentiality obligations, each Company shall notify Parent within 24 hours after receipt by such Company (or, to the Companies’ knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to such Company or its Subsidiaries or for access to any of the properties, books or records of such Company or its Subsidiaries by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Each Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of such Company) of any meeting of the Board of Directors of such Company at which the Board of Directors of such Company is reasonably expected to consider any Alternative Transaction. Each Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.8 Access to Information. Each Company shall allow Parent and its agents and advisors (which shall include Parent’s financing sources and their advisors) access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of such Company, including any and all information relating to such Company’s and its Subsidiaries’ taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between such Company and Parent dated February 20, 2017 (the “Confidentiality Agreement”). Each Company shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.9 Satisfaction of Conditions Precedent. Each Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and such Company shall use commercially reasonable efforts to cause the Merger applicable to it and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.10 Notices to Company Stockholder and Employees

(a) Each Company shall timely provide to holders of capital stock of such Company all advance notices required to be given to such holders in connection with this Agreement, the applicable Certificate of Merger, the applicable Merger and the transactions contemplated by this Agreement, the applicable Certificate of Incorporation, or other applicable Contracts and under Applicable Law.

(b) Each Company shall give all notices and other information required to be given by such Company to the employees of such Company, any collective bargaining unit representing any group of employees of such Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

ARTICLE VI

Parent Covenants

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Companies as follows:

6.1 Advise of Changes. Parent shall promptly advise the Companies in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or either Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 8.3 would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Subs pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.3 would not be satisfied.

6.2 Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of either Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement. Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Parent shall promptly inform the Companies of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Companies. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Subsidiaries or Affiliates or either Company, or the holding separately of the shares of capital stock of either Surviving Corporation or (ii) the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of either Surviving Corporation.

6.3 Satisfaction of Conditions Precedent. Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 8.1 and 8.3, and Parent shall use its commercially reasonable efforts to cause the Mergers and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Approval of the Company Stockholder. Each Company shall promptly after the date hereof take all action necessary in accordance with Texas Law and such Company’s Charter Documents to obtain the Stockholder Approvals approving the applicable Merger as soon as practicable.

7.2 Employees. Exhibit A-2 sets forth a list of each home office employee of GTS and GCP (collectively, the “Critical Employees”). Continued employment or consultancy opportunities shall be provided on and after the Effective Time to each Critical Employee, with adjusted titles and responsibilities to match Parent’s organizational responsibilities structure and as defined by Parent. Each Company, prior to the Closing, and each Surviving Corporation, immediately after the Effective Time and for such period of time as such Surviving Corporation determines in its sole discretion, shall continue the at-will employment or other arrangement of the Critical Employees of each Company and its Subsidiaries at the Effective Time. Each Company shall cooperate with Parent to affect the transfer of the Critical Employees as provided above, including but not limited to using all reasonable efforts to retain existing employees of such Company and its Subsidiaries through the Effective Time, subject to compliance with the covenants of each Company hereunder and except that each Company shall have no obligation to take any action which would breach any representation and warranty of such Company hereunder.

7.3 Tax Matters. For purposes of this Section 7.3, all references to a “Company” shall also include each of its Subsidiaries.

(a) Tax Returns.

(i) After the Closing Date, Company Stockholder shall be responsible for preparing and filing when due, solely at Company Stockholder’s expense, all Returns required to be filed by the Companies for any Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) (including, without limitation, all income tax Returns for the taxable year ending on the Closing Date and the short tax year tax return due as a result of the termination of GCP’s “S” Corp election and the short tax year tax return due as a result of GTS joining a consolidated group of companies). Returns prepared by Company Stockholder pursuant to this Section 7.3(a)(i) shall be prepared in a manner consistent with past practices of the Companies unless otherwise required by Law. Company Stockholder shall provide the Parent with a copy of such Returns (and supporting schedules) at least twenty (20) days in advance of the due date for Returns. If the due date for filing any such Return is within twenty (20) days of the Closing Date, Company Stockholder shall provide the Parent with a copy of such Return (and supporting schedules) within a reasonable period of time prior to the due date. Company Stockholder shall consider any changes and revisions to such Returns as are reasonably requested by Parent. Company Stockholder shall cause to be paid to Parent, within a reasonable time after having received a written request therefore from Parent, an amount equal to any Taxes to be paid for such Pre-Closing Tax Period, and Parent shall then pay or cause to be paid when due all Taxes with respect to any such Returns.

(ii) Parent shall be responsible for preparing and filing when due all Returns of the Companies for any Tax period ending after the Closing Date and shall pay or cause to be paid when due all Taxes with respect to any such Returns. Returns prepared and filed by Parent for a Straddle Period (“Straddle Period Tax Returns”) shall be prepared in a manner consistent with past practices of the Companies unless otherwise required by Law. Parent shall provide Company Stockholder with a copy of such Straddle Period Tax Returns (and supporting schedules) at least twenty (20) days in advance of the due date for such Returns. If the due date for filing any Straddle Period Tax Return is within twenty (20) days of the Closing Date, Parent shall provide Company Stockholder with a copy of such Return (and supporting schedules) within a reasonable period of time prior to the due date. The Parent shall consider any changes and revisions to such Straddle Period Tax Returns as are reasonably requested by Company Stockholder. The Company Stockholder shall cause to be paid to Parent, within a reasonable time after having received a, written request therefore from Parent, an amount equal to any Taxes relating to the portion of a Straddle Period ending on the Closing Date, as determined in accordance with Section 7.3(c).

(b) Cooperation; Audits. In connection with the preparation and filing of Returns, audit examinations, and any administrative or judicial proceedings relating to any Tax liabilities imposed on either Company, the Parent and the Company Stockholder shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation and filing of such Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

(c) Apportionment of Taxes. In order to apportion appropriately any Taxes relating to the portion of a Straddle Period ending on the Closing Date, the portion of any Taxes that are allocable to such period shall be: (A) in the case of Taxes other than income, sales and use, gross receipts, value added, employment and withholding Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of income, sales and use, gross receipts, withholding, value added and employment Taxes, deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Closing Date.

(d) Tax Contests. After the Closing, each of Parent and the Company Stockholder shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim, of which such party has been informed in writing by any Taxing Authority, with respect to either Company which, if determined adversely to the taxpayer or after the lapse of time, could (x) be grounds for indemnification pursuant to Section 10.2 of this Agreement or (y) otherwise result in a Tax liability or material reduction in tax attributes with respect to a tax period beginning before Closing; provided, that failure to so notify shall not diminish such obligation to indemnify except to the extent of material prejudice.  In the case of a Tax audit or administrative or judicial proceeding (a “Tax Contest”) that relates solely to Pre-Closing Tax Periods, the Company Stockholder shall have the sole right, at its expense, to control the conduct of such Tax Contest; provided, that (i) the Company Stockholder shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed, and (ii) Parent shall have the right to fully participate in any such Tax Contest at its own expense. Parent shall control and shall have the right to discharge, settle, or otherwise dispose of all other Tax Contests.

(e) The Company Stockholder shall be entitled to all Tax refunds of the Companies for any Pre-Closing Tax Period. If Parent or either Company receives any Tax refund to which Company Stockholder is entitled pursuant to this Section 7.3(e), Parent will promptly pay (or cause Company to pay) the amount of such Tax refund to the Company Stockholder net of the reasonable out-of-pocket costs to Parent, Company and their respective Affiliates with respect to such Tax. In the event that any such Tax refund is subsequently disallowed in whole or part by any tax authority, the Company Stockholder shall promptly return any such amounts (plus any interest or penalties, if applicable) to Parent or the Companies, as applicable.

7.4 Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Parent Stock issuable to the Holders pursuant to Section 2.1(b) hereof shall constitute “restricted securities” under the Securities Act. All such Holders shall be accredited investors. The certificates of Parent Stock shall bear the legend set forth in Section 2.11. It is acknowledged and understood that Parent is relying on certain written representations made by each of the Holders. The Companies will cause each Holder to execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit B (the “Investor Representation Statement”) prior to the Closing Date.

7.5 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Stock in connection with the Mergers. Company shall take such steps as may be necessary to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Stock in connection with the Mergers.

7.6 Payment of Company Indebtedness. At Closing, Parent shall pay or cause the Surviving Corporations to pay, all Company Indebtedness set forth on Section 7.6 of the Companies Disclosure Schedule. Section 7.6 of the Companies Disclosure Schedule sets forth complete, current and accurate information regarding the written arrangement governing each such Company Indebtedness, the total amount of indebtedness due under each such arrangement, and the identity of each counterparty to such arrangement.

7.7 Release of Guarantees

 Parent shall have the Company Stockholder, Kenny Boner and Gene Rhoades released at Closing from any personal guarantees related to the Wells Fargo Credit Facility. Parent shall use commercially reasonable efforts to have the Company Stockholder and each Key Employee released from any personal guarantees related to any Company Indebtedness or liability of the company set forth on either Section 7.6 or Section 3.25 of the Companies Disclosure Schedule within ninety (90) days after the closing date. To the extent any personal guarantees relating to such Company Indebtedness or a Liability of the Company set forth on either Section 7.6 or Section 3.25 of the Companies Disclosure Schedule are enforced against the Company Stockholder or any Key Employee after Closing, Parent hereby agrees to indemnify, defend, and hold harmless the Company Stockholder and each Key Employee from any amounts that the Company Stockholder and each Key Employee are required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing Date, including reasonable attorneys’ fees and expenses incurred in connection therewith.

ARTICLE VIII

Conditions to CLOSING OF MERGERS

8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificates of Merger in accordance with the terms of Section 2.6, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained pursuant to Applicable Law.

(b) Company Stockholder Approvals. Each Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the Company Charter Documents, each as in effect on the date of such approval and adoption, by the requisite vote of the holders of capital stock of each Company applicable to such Merger.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of either Merger or limiting or restricting the conduct or operation of the business of either Company by Parent after either Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either Merger which makes the consummation of either Merger illegal.

8.2 Additional Conditions to Obligations of Parent and Merger Subs

  The obligations of Parent and each Merger Sub to effect the Mergers are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Companies set forth in this Agreement (without modification by any update or modification to the Companies Disclosure Schedule) that are qualified by materiality shall be true and correct, and the representation and warranties of the Companies set forth in this Agreement (without modification by any update or modification to the Companies Disclosure Schedule) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of each Company by the Chief Executive Officer of such Company to such effect.

(b) Performance of Obligations of the Companies. Each Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of each Company by the Chief Executive Officer of such Company to such effect.

(c) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Mergers.

(d) Former Stockholders. No former holder of capital stock of either Company as of the Closing shall continue to have or claim to have contingent rights to (i) any capital stock of either Company, or (ii) any unfunded proceeds or other consideration resulting from any arrangement related to any Company and by and between Company Stockholder and such former holder of capital stock.

(e) Consents. Parent shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 5.5 of the Companies Disclosure Schedule.

(f) Employment Matters. The executed Employment Agreements of each of the persons identified under the heading “Key Employees” on Exhibit A-1 shall continue to be in full force and effect.

(g) Termination, Modification or Satisfaction of Company Stockholder Documents and Rights. Each of the agreements identified on Section 8.2(g) of the Companies Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Section 8.2(g) of the Companies Disclosure Schedule shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(h) Resignations of Directors and Officers. The persons holding the positions of a director of either Company immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(i) Estimated Net Working Capital. Each Company shall deliver the estimated amount of Net Working Capital as of Closing (the “Estimated Net Working Capital”) set forth on the Estimated Working Capital Statement (as defined below). Prior to the Closing, each Company will provide Parent with a written statement setting forth the Estimated Net Working Capital and its components (the “Estimated Working Capital Statement”).

(j) Consideration Spreadsheet. Parent shall have received the Consideration Spreadsheet signed by the Company Stockholder certifying that the Consideration Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Consideration Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Consideration Spreadsheet is not accurate.

(k) Company Good Standing Certificates. Parent shall have received a certificate from the Office of the Secretary of State of the State of Texas (and each such other state in which each Subsidiary of each Company is formed) and each other State in which either Company or any of its Subsidiaries is qualified to do business as a foreign corporation certifying that each such Company or its Subsidiary, as applicable, is in good standing and that all applicable fees of such Company or Subsidiary through and including the Closing Date have been paid.

(l) FIRPTA. Parent shall have received from Company Stockholder a properly completed and signed statement under Treasury Regulation Section 1.1445-2(b)(2).

(m) No Litigation. There shall not be pending any suit, action or proceeding against either Company by any of such Company’s (current and former) stockholders or any domestic administrative agency or commission or other domestic Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of capital stock of such Company, seeking to restrain or prohibit the consummation of the Merger applicable to such Company, or seeking to place limitations on the ownership of shares of capital stock of such Company (or shares of common stock of the applicable Surviving Corporation) by Parent or the applicable Merger Sub or seeking to obtain from such Company, Parent or Merger Sub any damages that are material in relation to such Company, (ii) seeking to prohibit or materially limit the ownership or operation by such Company, Parent or any of Parent’s Subsidiaries of any material portion of any business or of any assets of such Company, Parent or any of Parent’s Subsidiaries, or to compel such Company, Parent or any of Parent’s Subsidiaries to divest or hold separate any material portion of any business or of any assets of such Company, Parent or any of Parent’s Subsidiaries, as a result of the applicable Merger or (iii) seeking to prohibit Parent or any of Parent’s Subsidiaries from effectively controlling in any material respect the business or operations of such Company upon the Effective Time.

(n) Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect with respect to either Company.

(o) Promissory Note Payoff and Lien Release Letter. Parent shall receive the Promissory Note Payoff and Lien Release Letter in form reasonably satisfactory to Parent.

(p) Investor Representation Statement. Parent shall receive an Investor Representation Statement from each Holder (including Company Stockholder and G&W) in form reasonably satisfactory to Parent.

(q) Company Indebtedness. Parent shall receive payoff letters or other documentation in form satisfactory to Parent from each counterparty set forth on Section 7.6 of the Companies Disclosure Schedule.

8.3 Additional Conditions to Obligations of the Companies. The obligation of the Companies to effect the Mergers are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Companies:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subs set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of Parent and Merger Subs set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Companies shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Subs. Parent and Merger Subs shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Companies shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Mergers.

(d) No Litigation. There shall not be pending any suit, action or proceeding against Parent or any of its Subsidiaries or by any domestic administrative agency or commission or other domestic Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of capital stock of the Companies, seeking to restrain or prohibit the consummation of the Merger applicable to such Companies, or seeking to place limitations on the ownership of shares of Parent Stock by any Holder or seeking to obtain from such Company, Parent or Merger Sub any damages that are material in relation to the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by such Company, Parent or any of Parent’s Subsidiaries of any material portion of any business or of any assets of such Company, Parent or any of Parent’s Subsidiaries, or to compel such Company, Parent or any of Parent’s Subsidiaries to divest or hold separate any material portion of any business or of any assets of such Company, Parent or any of Parent’s Subsidiaries, as a result of the applicable Merger or (iii) seeking to prohibit Parent or any of Parent’s Subsidiaries from effectively controlling in any material respect the business or operations of such Company upon the Effective Time.

(e) Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect on Parent.

(f) Release of Guarantees. Company Stockholder, Kenny Boner and Gene Rhoades, each shall have received the release of his guarantee of the Wells Fargo Credit Facility as described in Section 7.7.

(g) Registration Rights Agreement. Each Holder shall have received a Registration Rights Agreement executed by Parent as of the Closing Date in a form reasonably satisfactory to such Holders.

ARTICLE IX

Termination of Agreement

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Companies.

9.2 Unilateral Termination

(a) Either Parent or the Companies, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Companies, by giving written notice to the other, may terminate this Agreement if either Merger shall not have been consummated by midnight in Washington, DC on October 1, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Companies, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if, in the case of the Companies, Parent has committed a breach, or in the case of Parent, either Company has committed a breach, of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VIII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Parent, by giving written notice to the Companies, may terminate this Agreement if (i) either Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, or (ii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and such Company’s Board of Directors in connection therewith does not within five (5) business days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

(e) The Companies, by giving written notice to Parent, may terminate this Agreement (at any time prior to the approval and adoption of this Agreement by the required vote of the stockholders of each Company) if either Company has received a Superior Proposal and the Board of Directors of such Company determines in its good faith judgment, confirmed by advice of outside legal counsel, that it is required to recommend or accept such Superior Proposal provided that such Company has substantially complied with the provisions of Section 5.7.

9.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, either Merger Sub or either Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of this Section 9.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE X

Indemnification

10.1 Survival Periods. If the Mergers are consummated, the representations and warranties of the parties contained in this Agreement and the representations and warranties set forth in the Companies’ closing certificate referenced in Section 8.2, respectively, shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of eighteen (18) months following the Closing (the “Indemnity Period”), except that the representations and warranties set forth in the Fundamental Representations shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of thirty-six (36) months following the Closing (the “Fundamental Reps Indemnity Period”); provided, however, that (a) no right to indemnification pursuant to this Article X in respect of any claim based upon any breach of any representation or warranty that is not a Fundamental Representation that is set forth in a Notice of Claim delivered prior to the expiration of the Indemnity Period shall be affected by the expiration of such Indemnity Period, and (b) no right to indemnification pursuant to this Article X in respect of any claim based upon any breach of any Fundamental Representation that is set forth in a Notice of Claim delivered prior to the expiration of the Fundamental Reps Indemnity Period shall be affected by the expiration of such Fundamental Reps Indemnity Period. If the Mergers are consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time, in which case such covenants shall survive until fully performed or observed in accordance with their terms. The right to indemnification pursuant to Article X based on any breach or inaccuracy of such representations and warranties will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty; provided, however, that the representations and warranties of the Companies shall be deemed to be limited by the disclosures set forth in the Companies Disclosure Schedule and any subsequent updates or modifications thereto prepared in accordance with the terms hereof. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect any right to indemnification that may otherwise exist based on any breach or inaccuracy of such representations, warranties and covenants. No claim for indemnification may be asserted after the expiration of the Indemnity Period (except in the case of fraud). Nothing in this Section 10.1 shall limit the application of Section 10.3(d).

10.2 Indemnification by Company Stockholder. From and after the Effective Time, Company Stockholder shall indemnify each Indemnitee (except as provided for in Section 10.3), from and against any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees to the extent that such Damages are the result of or arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by either Companies in this Agreement as of the date of this Agreement;

(b) any inaccuracy in or breach of any representation or warranty made by either Companies: (i) in this Agreement as if such representation or warranty was made on and as of the Closing; or (ii) in either Company’s closing certificate;

(c) any breach of any covenant or obligation of either Company or the Company Stockholder in this Agreement;

(d) any amount by which the Final Net Working Capital is less than the Target Net Working Capital Amount, as any shortfall is conclusively determined pursuant to Section 10.4;

(e) any Pre-Closing Taxes, which will be paid in accordance with Section 7.3(a)(i); or

(f) any claim by any current or former stockholder of any Company.

Neither Company shall have any liability with respect to this Article X after the Closing and the Indemnifying Parties will have no right to seek contribution from the Companies after the Closing with respect to their indemnification obligations hereunder; provided, however, that the Indemnifying Parties shall have the right to seek recovery against, including defense and cost of defense, any Company insurance policy existing as of the Closing Date that may provide coverage for any Legal Proceeding described in Section 10.5, or for any Damages based upon facts described in a Notice of Claim described in Section 10.6, hereof.

The Indemnitees shall take all reasonable steps to mitigate and otherwise minimize any Damages to the extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to result in any Damages.

10.3 Limitations

(a) Deductible. Subject to Sections 10.3(c) and 10.3(d), no Indemnitee shall be entitled to be indemnified pursuant to Section 10.2(a) or Section 10.2(b) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such actual or alleged inaccuracy or breach and all other Damages arising from any other actual or alleged inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $25,000 (the “Deductible”) in the aggregate. If the total amount of Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of the Damages in excess of the Deductible. For the sake of clarity, the Deductible shall not apply to the indemnities set forth in Sections 10.2(c) through (f).

(b) Liability Cap. Subject to Sections 10.3(c) and 10.3(d), the maximum amount for which an Indemnitee may be indemnified pursuant to Section 10.2(a) or Section 10.2(b) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement, or Section 10.2(c) for any breach of any covenant or obligation, shall be $550,000.

(c) Applicability of Deductible. The limitations set forth in Section 10.3(a) and Section 10.3(b) shall not apply: (i) in the event of fraud (whether on the part of such Indemnifying Party, any other Indemnifying Party, the Companies or any Entity Representative of the Companies); or (ii) to any matter also covered by Sections 10.2(c) through (f).

(d) Exceptions to Limitations. With respect to Damages arising or resulting from inaccuracies in or breaches of any of the Fundamental Representations, the maximum aggregate amount for which Indemnitees may be indemnified pursuant to this Agreement shall be the maximum number of shares of Parent Stock included in the Merger Consideration (except in the case of fraud).

(e) Net Working Capital. There shall be no obligation on the part of the Indemnifying Parties to indemnify the Indemnitees under this Article X to the extent that any claim for indemnification relates to an amount otherwise included in the calculation of Net Working Capital as of the Closing.

(f) Change in Applicable Law. There shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Applicable Law after the Closing Date.

(g) Determination of Damages. For purposes of determining the amount of Damages resulting from (i) any inaccuracy in or breach of any representation or warranty, or (ii) any breach of any covenant, such Damages shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation, warranty or covenant.

(h) Sole and Exclusive Remedy. The parties acknowledge and agree that an Indemnitee’s sole and exclusive remedy with respect to any and all claims and Damages (other than claims and Damages arising from fraud) relating to either Merger or other transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions and the set off rights against Parent Stock (including, for the avoidance of doubt, Parent Common Stock, Parent Preferred Stock, and all proceeds from any sale of such Parent Stock) issued to Company Stockholder. The parties hereby expressly acknowledge and agree that any amount of Damages that any Indemnitee may be entitled to recover under this Article X (other than claims and Damages arising from fraud) shall be satisfied solely by the cancellation of that number of shares of Parent Stock equal to the amount of such Damages. For purposes of this Article X, each share of Parent Common Stock shall be deemed to be worth the five (5) trading day VWAP of each share of Parent Common Stock, as determined immediately prior to such cancellation. In furtherance of the foregoing, Parent hereby waives (other than in the case of claims and Damages arising from fraud), to the fullest extent permitted under Law, any and all rights, claims and causes of action for any matter relating to the Mergers or other transactions contemplated by this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions and set off rights set forth in this Article X. Nothing in this Section 10.3(h) shall limit any an Indemnitee’s right to seek and obtain any (a) equitable relief pursuant to Section 11.5, (b) remedies under the Ancillary Agreements or (c) remedy on account of any party’s fraud in any manner whatsoever.

(i) Company Stockholder Waiver and Full Release. Notwithstanding anything to the contrary herein, Company Stockholder, on behalf of himself and each former stockholder of each Company, hereby waives to the fullest extent permitted under Law, any and all rights, claims and causes of action (including in connection with the Mergers or other transactions contemplated by this Agreement) it, he or she may have against the Parent, any Company, any Merger Sub, any Affiliate of the foregoing or each of their respective representatives, in each case except pursuant to the indemnification provisions set forth in this Section 10.9. Further, Company Stockholder hereby irrevocably and unconditionally releases and forever discharges (on behalf of himself and each former stockholder of each Company) Parent, each Company, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, in such capacity, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity relating to (A) the transactions contemplated by this Agreement and (B) any employment arrangements which Company Stockholder may have against each of the Released Parties, in either case in respect of any cause, matter or thing occurring or arising on or prior to the Closing; provided, that this Section 10.3(i) shall not alter, affect or terminate this Agreement or any rights of Company Stockholder arising hereunder. In addition, nothing in this Section 10.3(i) shall affect the right of the Company Stockholder to seek and obtain (a) equitable relief to which any Person shall be entitled pursuant to Section 11.5, (b) remedies under the Ancillary Agreements or (c) remedy on account of any party’s fraud in any manner whatsoever.

10.4 Determination of the Closing Net Working Capital

(a) Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Company Stockholder a statement setting forth its calculation of Net Working Capital as of the Closing (the “Final Closing Working Capital Statement”) and a certificate of the Parent that the Final Working Capital Statement was prepared using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

(b) If the Company Stockholder disagrees with the Final Closing Working Capital Statement, the Company Stockholder shall notify Parent in writing of such disagreement within thirty (30) days after delivery of the statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and, to the extent practicable, the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (collectively, a “Disagreement Notice”). During the Company Stockholder review of the Final Closing Working Capital Statement, the Company Stockholder shall have reasonable access to any documents, schedules or work papers, to the personnel who prepared the statement and to other employees of or advisors to the Parent or either Surviving Corporation to the extent access is reasonably required for the Company Stockholder to assess the acceptability of the Final Closing Working Capital Statement. If the Company Stockholder fails to deliver such notice in such thirty (30) day period, the Company Stockholder shall have waived its right to contest, and shall be deemed to have agreed to, the Final Closing Working Capital Statement.

(c) If the Company Stockholder notifies Parent of any objections to the Final Closing Working Capital Statement, the Company Stockholder and Parent shall, within thirty (30) days following the date of such notice (the “Resolution Period”), negotiate in good faith to resolve their differences and any written resolution by them as to any disputed item or amount shall be final and binding for all purposes under this Agreement. If at the conclusion of the Resolution Period, the Company Stockholder and Parent are unable to resolve all disagreements identified by the Company Stockholder pursuant to Section 10.4(a), then such disagreements shall be submitted for final and binding resolution to an independent nationally recognized accounting firm selected in good faith and by mutual agreement of the Company Stockholder and Parent to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator will only consider those items and amounts set forth in the Final Closing Working Capital Statement as to which the Company Stockholder and Parent have disagreed and must resolve the matter in accordance with the terms and provisions of this Agreement and shall deliver to the Company Stockholder and Parent, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In reaching its determination, the only alternatives available to the Accounting Arbitrator will be to (i) accept the position of the Company Stockholder, (ii) accept the position of Parent or (iii) accept a position between those two positions. The determination of the Accounting Arbitrator shall be final and binding upon the Company Stockholder and Parent. Judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. The fees, expenses and costs of the Accounting Arbitrator shall be borne pro rata as between the Company Stockholder (on behalf of the Indemnifying Parties), on the one hand, and Parent, on the other hand, in proportion to the final allocation made by such Accounting Arbitrator of the disputed items weighted in relation to the claims made by the Company Stockholder and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

10.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against either Surviving Corporation, either Company, Parent or any other Person) with respect to which any Indemnitee has a right to indemnification pursuant to this Article X, Company Stockholder shall have the right, at his election, to proceed with the defense of such claim or Legal Proceeding on his own with counsel reasonably satisfactory to the Parent. The parties agree that, without limiting Company Stockholder’s choice of counsel, it shall be reasonable for Company Stockholder to use counsel that he has used in the past. The Parent shall have the right to participate in the defense of the claim at its own expense (on behalf of the Indemnifying Parties). If Company Stockholder so proceeds with the defense of any such claim or Legal Proceeding:

(a) Company Stockholder shall keep the Parent reasonably informed as to the status of and all material developments in the defense;

(b) subject to the other provisions of Article X, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnifying Parties and not made subject to the Deductible;

(c) each Indemnitee shall make available to Company Stockholder any documents and materials in such Indemnitee Party’s possession or control that may be necessary to the defense of such claim or Legal Proceeding, all as reasonably determined by Parent; and

(d) Company Stockholder shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of Parent, (which consent shall not be unreasonably withheld or delayed).

(e) If Company Stockholder does not elect to proceed with the defense of any such claim or Legal Proceeding, the Parent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Company Stockholder; provided, however, that the Parent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Company Stockholder (which consent may not be unreasonably withheld or delayed). Parent shall give Company Stockholder prompt notice of the commencement of any such Legal Proceeding against Parent, either Merger Sub or either Company; provided, however, that any failure on the part of Parent to so notify the Company Stockholder shall not limit any of the indemnification obligations set forth in Article X (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.6 Indemnification Claim Procedure.
(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Article X or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Company Stockholder; provided, however, that the failure timely to give a Notice of Claim shall affect the rights of an Indemnitee hereunder only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitee. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Article X or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the 30-day period commencing upon delivery by an Indemnitee to the Company Stockholder of a Notice of Claim (the “Dispute Period”), the Company Stockholder may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Company Stockholder: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Company Stockholder’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Company Stockholder asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Company Stockholder shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

10.7 Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.8 Certain Limitations. The amount of any Damages for which indemnification is provided under this Agreement shall be net of any Tax benefits realized by an Indemnitee in connection with such Damages and amounts actually recovered by the Indemnitees from third parties (including amounts actually recovered under insurance policies) with respect to such Damages. Any netting of insurance proceeds may be satisfied by the Indemnitees assigning any potential insurance claims to the Indemnifying Parties and, in any event, the potential availability of insurance proceeds shall not permit delay by the Company Stockholder in the performance of its duties under this Article X. Any Indemnifying Parties hereunder shall be subrogated to the rights of the Indemnitees as against any relevant insurer. Any Damages recoverable under this Article X (including with respect to Net Working Capital) shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

10.9 Parent Indemnification. Effective at and after the Effective Time, Parent hereby indemnifies Company Stockholder and his assignees (collectively, the “Stockholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Stockholder Indemnitees arising out of (a) any inaccuracy in or material breach of any representation or warranty made by Parent or either Merger Sub as of the date of this Agreement; (b) any inaccuracy or breach of any representation or warranty made by Parent or either Merge Sub (i) in this Agreement as if such representation or warranty was made as of the Closing; or (ii) in the Parent’s closing certificate; or (c) any breach of any covenant or obligation of Parent, either Merger Sub or either Surviving Corporation in this Agreement; provided, that Parent’s maximum aggregate liability shall not exceed an amount equal to $250,000.

ARTICLE XI

Miscellaneous

11.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties hereto and the consummation and effects of the Mergers; provided, however, that the internal laws of the State of Texas shall govern the validity of the Mergers in Texas.

11.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, this provision shall not apply to an assignment by operation of law to a designated executor of the Company Stockholder resulting from the death of the Company Stockholder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

11.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

11.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

11.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after adoption of this Agreement by the Company Stockholder, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholder without obtaining such further approval. At any time prior to the Effective Time, each Company and Parent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7 Expenses. Whether or not the Mergers are successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Mergers and the transactions contemplated hereby, except as otherwise set forth in this Agreement.

11.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:

If to the Companies (on or after the Effective Date), or to Parent or Merger Sub:

Novume Solutions, Inc.
14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151
Attention : Robert Berman

with a copy to:

Crowell & Moring LLP
1001 Pennsylvania Avenue, NW,
Washington, DC 20004
Attention: Morris F. DeFeo Jr., Esq.
Fax No.: (202) 628-5116

If to the Companies (prior to the Effective Date):

Global Technical Services Inc. and Global Contract Professionals Inc.
4000 Sandshell Drive
Ft. Worth, TX 76137
Attention: Paul Milligan

with a copy to:

Decker Jones, P. C.
801 Cherry Street, Unit #46
Fort Worth, Texas 76102
Telephone: (817) 336-2400
Attention: Charles B. Milliken, Esq.
Fax No.: (817) 336-2181

If to the Company Stockholder:

Paul Milligan
[●]
[●]

11.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Any dollar amount included herein shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any other similar qualification in this Agreement.

11.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely among the parties to this Agreement. Each Holder shall be an intended third party beneficiary solely with regard to the provisions of Section 2.11(c).

11.12 Public Announcement. Neither Company shall make any public announcement of any kind regarding the terms of this Agreement and the transactions contemplated hereby. Following the date hereof, Parent may issue such press releases, and make such other public disclosures regarding the Mergers, as it determines are required or deems appropriate. The Companies and Parent each confirm that they have entered into the Confidentiality Agreement and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Parent shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. G&W may disclose to its limited partners, members or investors, as applicable, and to their respective representatives, the terms of this Agreement or the transactions contemplated by this Agreement.

11.13 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.14 Waiver of Jury Trial. EACH OF PARENT, GTS MERGER SUB, GCP MERGER SUB, GTS, GCP AND THE COMPANY STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, GTS MERGER SUB, GCP MERGER SUB, GTS, GCP AND THE COMPANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Novume Solutions, Inc.
By: /s/ Robert A. Berman
Name: Robert A. Berman
Title: Chief Executive Officer

Global Technical Services	Global Contract Professionals
Merger Sub Inc.	Merger Sub, Inc.

By: /s/ Robert A. Berman	By: /s/ Robert A. Berman
Name: Robert A. Berman	Name: Robert A. Berman
Title: President	Title: President

Global Technical Services Inc.	Global Contract Professionals Inc.

By: /s/ Kenny Boner	By: /s/ Kenny Boner
Name: Kenny Boner	Name: Kenny Boner
Title: President	Title: President

/s/ Paul Milligan
PAUL MILLIGAN